Exhibit 10.7

OFFICE LEASE AGREEMENT

by and between

ESS Tech, Inc.

(“Tenant”)

and

Parkway Woods Business Park, LLC

(“Landlord”)

July 24, 2017

Parkway Woods Business Park

Wilsonville, Oregon

-i-

-ii-

-iii-

-iv-

BASIC LEASE TERMS

The following list is a summary of certain basic terms of this Lease. In case of a conflict between any provision of this Lease and the information contained in this summary, the applicable provision of this Lease shall control. Terms set forth in the left-hand column, below, and used in this Lease shall, unless otherwise defined in the Lease, have the meaning given opposite each such term in the right-hand column, below.

LANDLORD:	Parkway Woods Business Park, LLC

ADDRESS OF LANDLORD:	c/o ScanlanKemperBard Companies, LLC 810 NW Marshall S, Suite 300
Portland, OR 97209
Attn: Asset Manager, Parkway Woods
Facsimile: (503) 220-2648
Email: cebersole@skbcos.com

TENANT:	ESS Tech, Inc.

DOING BUSINESS AS:	ESS Tech, Inc.

ADDRESS OF TENANT:	26440 SW Parkway Avenue
Wilsonville, Oregon 97070 Attn: Craig E. Evans Facsimile: (503) 832-7084 Email: craig.evans@energystoragesystems.com

PERMITTED USE:	The Premises may be used and occupied only for the following uses: assembly, warehousing and distribution of energy/battery systems and related products, and related office use. In no event will Tenant make a use other than those that are permitted by items F through M of Section 4.135(.03) of the Wilsonville Zoning Code (as further defined in the Wilsonville Zoning Code). Further, (a) in no event will Tenant make any uses defined as “Office Complex Use” in Section 4.001, item 191, of the Wilsonville Zoning Code, (b) Tenant shall not make any use that violates any law, code, approval or government ordinance applicable to the Premises including but not limited to the applicable zoning code, and (c) Tenant shall not violate any recorded covenant, condition, restriction, declaration of easement, or reciprocal easement or reciprocal operating agreement applicable to the Premises. Sections 4.135(.03) and 4.001, item 191, as well as item 193 for informational purposes, are attached as Exhibit A.

-v-

CITY, COUNTY AND STATE:	Wilsonville, Clackamas County, and Oregon, respectively.

PREMISES:	Approximately 103,805 rentable square feet of space in the Building identified on Exhibit B. The Premises will be measured pursuant to Section 1.2.1.

BUILDING:	26440 SW Parkway Avenue, Wilsonville, Oregon

PROJECT:	The Project consists of (a) the Building, (b) so long as owned by Landlord, the other buildings located at Parkway Woods and owned by Landlord, (c) the appurtenant parking and other outdoor areas owned and/or operated by Landlord, and (d) the parcels of land owned and/or operated by Landlord on which the foregoing is or are located (the ‘‘Land”).

LEASE TERM:	88 full calendar months plus any first partial calendar month.

RENEWAL TERM:	1 term of 60 full calendar months.

EFFECTIVE DATE:	The date on which this Lease has been executed and delivered by both Landlord and Tenant.

COMMENCEMENT DATE:	November 1, 2017, or as otherwise set forth in Section 1.3.1

EXPIRATION DATE:	February 28, 2025, or as otherwise set forth in Section 1.3.1

OCCUPANCY DATE:	August 1, 2017

BASE RENT:	The following rents commencing on the Commencement
Date:

Months	Base Rent Per Month

1-12	$54,712.25	*

13-24	$60,473.62

25-36	$67,592.33

37-48	$69,620.10

49-60	$71,708.70

61-72	$73,859.96

73-84	$76,075.76

85-88	$78,358.03

*	Any first partial month is charged a prorated portion of this amount.

-vi-

BASE RENT ABATEMENT:	If but only if no Event of Default has occurred hereunder (regardless of whether the same has been cured), Base Rent shall be abated for the 2nd, 3rd, 13th and 25th full calendar months of the Lease Term. Operating Expenses and all other amounts hereunder are payable for and during such months.

LETTER OF CREDIT:	$725,000.00

ALLOWANCE:	$207,610.00 ($2.00 per rentable square foot of the Premises).

APPROXIMATE BUILDING SQUARE FOOTAGE:	204,158

APPROXIMATE PROJECT SQUARE FOOTAGE:	581,513

TENANT’S INITIAL PROPORTIONATE SHARE OF OPERATING EXPENSES:	17.85% of the Project (and, if applicable, 50.85% of the Building), subject to adjustment pursuant to the Lease.

PARKING:	Up to 100 parking spaces of which 9 shall be marked by Tenant in a manner first approved by Landlord as reserved. Such spaces shall be located in the area depicted on Exhibit B-1. Tenant shall not park in other areas or in spaces reserved for others.

BROKERS:	Kidder Mathews (representing Landlord)

Capacity Commercial (representing Tenant)

EXHIBITS:	Exhibit A	Portions of Wilsonville Zoning Code
	Exhibit B	Premises
	Exhibit B-1	Parking
	Exhibit C	Work Letter
	Exhibit D	Rules and Regulations
	Exhibit E	Acceptance Letter
	Exhibit F	Letter of Credit

-vii-

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease” or this “Agreement”) is made and entered into as of the Effective Date identified in the Basic Lease Terms preceding this Lease by and between the Tenant and Landlord also identified in the Basic Lease Terms.

1.     Demise and Premises.

1.1     Demise. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and subject to the conditions set forth in this Lease, the Premises described in Section 1.2 within the Project, SUBJECT, HOWEVER, to any and all existing liens and encumbrances of record, and the terms of this Lease.

1.1.1     Racking. During the Term and while Tenant has the right to possess the Premises, Tenant shall have the right to use Landlord’s right, title and interest in the existing racking that is located in the Premises and not being removed as part of the Demising Work (as defined in the Work Letter) (the ‘‘Racking’’). The Racking is and shall remain the property of Landlord. THE RACKING IS MADE AVAILABLE “AS IS” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OR REPRESENTATION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION. The Racking was abandoned by a prior occupant of the Premises; Tenant assumes all risk of loss or injury related to the Racking and will defend and indemnify Landlord regarding any claim arising from Tenant’s use of the same. Tenant shall not sell or dispose of the Racking, shall not hold itself out as owner of the Racking, and shall not remove any of the Racking from the Premises. Tenant shall, at its sole cost and expense, (a) repair any damage to the Racking or, in the case of material damage from any cause, replace the damaged Racking with new, matching Racking, and (b) insure the Racking as part of the insurance required by Section 8.5 of this Lease. Tenant shall be liable for all taxes levied or assessed against the Racking. Upon the expiration or termination of this Lease or of Tenant’s right of possession, Tenant shall surrender the Racking in the same condition as when Tenant was first given access to the Premises, ordinary wear and tear excepted.

1.1.2     Equipment. During the Term and while Tenant has the right to possess the Premises, Tenant shall have the right to use Landlord’s right, title and interest in the forklift that is located in the Premises (the “Equipment”). The Equipment is and shall remain the property of Landlord. THE EQUIPMENT IS MADE AVAILABLE “AS IS” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OR REPRESENTATION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OR REPRESENTATION. The Equipment was abandoned by a prior occupant of the Premises; Tenant assumes all risk of loss or injury related to the Equipment and will defend and indemnify Landlord regarding any claim arising from Tenant’s use of the same. Tenant will only allow its employees who are trained to do so to operate the Equipment. Tenant shall not sell or dispose of the Equipment, shall not hold itself out as owner of the Equipment, and shall not remove the Equipment from the Premises. Tenant shall, at its sole cost and expense, (a) maintain the Equipment, repair any damage to the Equipment, and in the case of material damage from any cause, replace the Equipment with a new similar forklift, and (b) insure the Equipment as part of the insurance required by Section 8.5 of this Lease. Tenant shall be liable for all taxes levied or assessed against the Equipment. Upon the expiration or termination of this Lease or of Tenant’s right of possession, Tenant shall surrender the Equipment in the same condition as when Tenant was first given access to the Premises, ordinary wear and tear excepted.

1.2     Premises and Associated Rights. The premises leased to Tenant consist of the interior space in the Building identified in the Basic Lease Terms preceding this Lease, as more particularly identified on the description and/or floor plans attached as Exhibit B (the “Premises’’), excluding, however, the roof and exterior walls, if any, of such space. The Premises also include the appurtenant right to use, in common with others, the public portions of the Project. Prior to delivery of possession, Landlord shall perform the Demising Work (as defined in Exhibit C). The Premises shall be delivered to Tenant in good working order in its “AS IS” condition without any obligations on the part of Landlord to perform any improvements or alterations other than the Demising Work. Tenant shall initially improve the Premises pursuant to Exhibit C.

1.3     Commencement and Expiration Dates. The term of this Lease shall be for the period shown in the Basic Lease Terms and shall have the Commencement Date and Expiration Date also designated in the Basic Lease Terms (the “Term”).

1.3.1     Conforming Commencement Date. If the Demising Work is not substantially complete by the Commencement Date shown in the Basic Lease Terms, this Lease shall not be void or voidable, and Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof and the Term of this Lease shall be for the same term of months as set forth in the Basic Lease Terms, but the Commencement Date shall occur only at the time that the Demising Work is substantially complete. If the Commencement Date is other than the first day of a month, the first month of the Term shall be deemed to include the period from the Commencement Date through the first full month following the Commencement Date, so that the Term ends on the last day of a calendar month. In the event substantial completion of the Demising Work is delayed by Tenant’s early access or occupancy pursuant to Section 1.3.2 below or by any other act, omission or request of Tenant (herein all “Tenant Delays”), then the Demising Work shall be deemed to have been substantially completed (and the Commencement Date shall occur) on the earlier of the actual date of substantial completion of the Demising Work or the date such substantial completion would have occurred absent the number of days of Tenant Delays and the Term shall then be for such number of full calendar months (plus any partial first month). If for any reason the Demising Work is not substantially complete within one hundred eighty (180) days of scheduled Commencement Date set forth in the Basic Lease Terms, Landlord or Tenant may terminate this Lease by written notice given after such one hundred eighty (180) day period but prior to substantial completion of the Demising Work; provided, Tenant’s right of termination shall not arise until such one hundred eighty (180) day period expires, as the same shall automatically be extended by (a) the number of days of Tenant Delays, plus (b) the number of days of delays caused by events of Force Majeure. Any such termination shall be without liability of Landlord. Any such termination by Tenant shall be Tenant’s sole remedy for delay in delivery of possession. In the event of any such termination, Tenant will vacate the Premises on the termination date and all provisions of this Lease that apply to the expiration or termination of this Lease shall also apply to such a termination. Tenant shall, upon Landlord’s request, execute an acceptance letter in the form of Exhibit E.

The parties specifically agree that Landlord is not obligated to commence the Demising Work prior to Tenant delivering the letter of credit as required by Section 21.2(a) below and that each day of delay in delivery of such letter of credit beyond August 1, 2017 shall automatically be deemed a day of Tenant Delay.

1.3.2    Early Access and Occupancy. Tenant will have early access to the Premises commencing on the Effective Date of this Lease for preliminary move in activities and shall have the right to occupy the Premises on the Occupancy Date. Prior to entry into the Premises, Tenant shall deliver evidence of the insurance required by this Lease.

(a)    Payment. During the period commencing on the Effective Date and continuing through the day prior to the Occupancy Date, Tenant shall pay all utility charges in the manner described in Section 11.1. During the period commencing on the Occupancy Date and continuing through the day prior to the Commencement Date, Tenant shall pay, in addition to utility charges, Early Occupancy Rent and Tenant’s Proportionate Share of Operating Expenses. Early Occupancy Rent is $54,712.25 per month, prorated for any partial month, payable monthly in advance.

(b)    Terms. All provisions of this Lease shall apply during the period of early access and early occupancy, except only as modified by Section 1.3.2(a) above.

(c)    Covenant. Tenant agrees not to cause delay in the Demising Work by its early access or early occupancy of the Premises. The Demising Work will cause disruption and inconvenience for Tenant during the period prior to the Commencement Date; Tenant agrees to make no claim against Landlord related to the same.

1.3.3    Renewal Option.

(a)    Grant of Option. Landlord hereby grants to Tenant the option to renew this Lease for one (1) additional term (the “Renewal Term’’) of sixty (60) months. If this option is exercised, references in the Lease to the Lease Term shall include the Renewal Term.

(b)    Exercise. Tenant must exercise the option to renew, if at all, by giving Landlord written notice of such exercise not more than twelve (12) months and not less than nine (9) months prior to expiration of the then current Lease Term. Upon exercise of the option to renew after the determination of the Base Rent as set forth in Section 2.1.1, the Lease Term shall be extended through the expiration date of the Renewal Term on the same terms and conditions as contained herein, except that there shall be no further right to renew the Lease Term beyond the one (1) Renewal Term.

(c)    Personal Nature of Option. Upon any assignment of this Lease or any sublease of all or part of the Premises, other than a Permitted Transfer (as defined below), the right to exercise the option to renew shall terminate. The right to exercise the option to renew shall also terminate upon the termination of this Lease or of Tenant’s right of possession; provided, if the option to renew shall have been exercised prior to the termination for an Event of Default, then the calculation of damages upon such termination shall include damages with respect to the Renewal Term. The option to renew may not be exercised at any time that an Event of Default exists.

(d)    Amendment to Lease. If Tenant exercises the option to renew this Lease, Landlord and Tenant shall execute and deliver an amendment to this Lease setting forth such fact and the amount of Base Rent for the Renewal Term.

2.    Rent. Tenant shall pay rent consisting of (i) Base Rent, and (ii) all other sums that become payable by Tenant under this Lease, whether to Landlord directly, or to a third party for the benefit of Landlord and the Premises (“Additional Rent”). Base Rent and Additional Rent are referred to herein as “Rent.” All Rent shall be paid in advance on the first day of each month unless otherwise provided herein. Notwithstanding any other provision hereof, Tenant shall pay to Landlord, with all Rent, any rent, transaction, privilege or other tax now or hereafter imposed on any Rent due or paid under this Lease. All Rent shall be paid in lawful money of the United States to Landlord, at such place as Landlord shall designate by written notice to Tenant from time to time. Tenant shall pay all Rent promptly when due without notice or demand therefor and without any abatement, deduction or off set, for any reason whatsoever, except as may be expressly provided in this Lease. If the Tenant’s obligation to pay Base Rent does not commence on the first day of a calendar month, or does not expire on the last day of the calendar month, the Base Rent payable by Tenant on the first fractional month, or the last fractional month, as the case may be, shall be prorated for said month. Base Rent for the first full calendar month of the Term for which Base Rent is payable shall be paid upon execution of this Lease, and Base Rent for any partial month at the beginning of the Term shall be due on the Commencement Date. Tenant acknowledges that Tenant’s late payment of Rent due Landlord will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to ascertain. Therefore, if Landlord does not receive any Rent due from Tenant within five (5) days of when due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the overdue amount, which late charge shall be due and payable on demand. The payment of late charges and the payment of interest are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for the additional administrative expenses incurred by Landlord in handling and processing delinquent payments. By their execution of this Lease, Landlord and Tenant confirm that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment, that the late charge is in addition to any and all remedies available to Landlord and that the assessment and/or collection of the late charge shall not be deemed a waiver by Landlord of such failure or of any other default under this Lease. Additionally, all such delinquent Rent, plus any late charge, shall bear interest at the rate of nine percent (9%) per annum, or, if lower, the maximum interest rate permitted by law (as applicable, the “Default Rate”), from the date due until paid. If any payment of Rent is returned for insufficient funds, Landlord may require Tenant to pay all future payments by cashier’s check.

2.1    Base Rent. The monthly Base Rent shall be the amount(s) specified in the Basic Lease Terms preceding this Lease (the “Base Rent”).

2.1.1    Renewal Term Base Rent. Base Rent for any Renewal Term shall be established by agreement of the parties or, if they do not agree by the 120th day prior to the commencement date of the Renewal Term, then Base Rent for the Renewal Term shall be the fair market rental value of the Premises established pursuant to the terms of this Section 2.1.1. If the parties are not able to agree upon the then fair market rental value of the Premises on or before the 120th day prior to the commencement of the Renewal Term, then not later than the 90th day prior to the commencement of the Renewal Term, each party shall submit to the other a written final offer setting forth the then fair market rental value of the Premises. The written notice of the fair market rental value shall also be accompanied by a list of three qualified MAI appraisers, experienced in determining fair market rental values of similar commercial properties in the metropolitan area where the Premises is located. Each party shall have the right to strike one candidate from the list submitted by the other party. The resulting names that are timely submitted shall then be placed in a vessel and one MAI appraiser shall be selected at random. The MAI appraiser so selected (the “Appraiser’’) need not necessarily conduct an appraisal, but rather shall, using whatever means (including an appraisal) the Appraiser deems reasonable, select, as between the two final offers submitted by the parties that final offer that sets forth a fair market rental value that is closest to the actual fair market rental value as the same may be determined by the Appraiser using whatever means (including an appraisal) the Appraiser deems reasonable, taking into account all relevant factors. The decision of the Appraiser shall be final and binding on the parties and shall establish the Base Rent for the Renewal Term. The cost of the Appraiser’s fee shall be paid by the party whose final offer was not selected by the Appraiser as the then fair market rental value.

3.    Additional Rent. Tenant, commencing on the Occupancy Date and then throughout the Term, shall be obligated to pay its Proportionate Share (as that term is defined in Section 4) of all Operating Expenses (as that term is defined in Section 3.1) actually incurred by Landlord. Tenant’s Proportionate Share of Operating Expenses shall be Additional Rent.

3.1    Operating Expenses. The term “Operating Expenses” shall mean all expenses paid or incurred by Landlord or on Landlord’s behalf as reasonably determined by Landlord to be necessary or appropriate for the operation, maintenance and repair of the Building, including the common areas thereof, and the curbs, sidewalks and plazas adjoining the same, including without limitation:

3.1.1    Salaries, wages, medical, insurance, union and general welfare benefits, pension payments, payroll taxes, worker’s compensation insurance, uniforms and related expenses and benefits of employees of Landlord engaged in the repair, operation, maintenance, management, engineering and security of the Building;

3.1.2    All expenses incurred for (a) all utilities provided to common areas, (b) water and sewer to spaces other than common areas (unless water and sewer are separately metered or submetered to the Premises), and (c) any taxes on the foregoing;

3.1.3    All maintenance costs relating to public and service areas of the Building, including, but not limited to sidewalks, landscaping, service areas, mechanical rooms, loading areas, and the roof and the exterior of the Building;

3.1.4    The cost of all insurance premiums and charges including but not limited to rent loss insurance, casualty, liability, fire with extended coverage endorsement, earthquake, flood and fidelity insurance, and such other insurance with regard to the Building and the maintenance and/or operation thereof as Landlord may elect to maintain;

3.1.5    The cost or rental of all supplies, including without limitation, cleaning supplies, light bulbs, tubes and ballasts, materials and equipment, and all taxes thereon;

3.1.6    The cost or rental of hand tools and other moveable equipment used in the repair, maintenance or operation of the Building;

3.1.7    The cost of all charges for window and other cleaning, security services, and janitorial services (exclusive of janitorial services to leased spaces);

3.1.8    Charges of independent contractors performing repairs or services to the Building not otherwise chargeable to a specific tenant;

3.1.9    Repairs, replacement and general maintenance made by Landlord including the cost to repair and restore casualty losses to the extent not covered by insurance proceeds received by Landlord;

3.1.10    All taxes and assessments and governmental charges, whether subsequently created or otherwise, whether foreseen or unforeseen, including annual property taxes, local improvement district assessments, traffic or signalization improvement assessments, gross receipt taxes, business license taxes and fees for permits for the Building, carbon emissions taxes, and any other tax or charge, including income taxes and sales taxes if increased or imposed due to a reduction in property taxes, excepting only state or federal net income taxes, and all costs related to negotiation, contest or appeal of any tax, assessment or charge;

3.1.11    Alterations and improvements to the Building made by reason of the laws and requirements of any public authorities or the requirements of insurance companies or the holders of any encumbrances against the Land and/or Building;

3.1.12    Management fees paid to a third party, or, if no managing agent is employed by Landlord, a management fee which is not in excess of the then-prevailing rates for management fees of other first-class buildings devoted to similar uses in the City;

3.1.13    Fair market rental and other costs with respect to the management office for the Building;

3.1.14    The costs of any capital improvements, replacements or repairs to the Building and/or of any machinery or equipment installed in the Building amortized over the useful life of the same in accordance with generally accepted accounting principles (based upon amortization of the cost on a straight-line basis over the useful life of such items);

3.1.15    Legal, accounting and other professional fees incurred in connection with operation, maintenance and management of the Building;

3.1.16    All other charges properly allocable to the operation, repair and maintenance of the Building in accordance with generally accepted accounting principles;

3.1.17    Reasonable reserves for payment of any of the expenses described in this Section;

3.1.18    The cost of air monitoring within the Building in order to detect and monitor the level of any hazardous materials within the air in the Building; and

3.1.19    Any and all assessments and other amounts paid to any declarant, owner’s association or other entity pursuant to recorded covenants applicable to the Building or to any association of area property owners.

3.2    Operating Expense Exclusions. Notwithstanding anything contained in the foregoing Section 3.1 the following expenses shall be excluded from Operating Expenses: (a) depreciation or amortization on the initial construction of the Building; (b) debt service; (c) the cost of leasehold improvements made for any tenants of the Building; (d) leasing commissions and other expenses incurred in leasing, renovating, or improving space for other occupants of the Building; (e) repairs and replacements paid for by insurance proceeds; (f) costs separately billed to and paid by specific tenants of the Building; (g) any costs or legal fees incurred in connection with any particular tenant; (h) any costs incurred as a result of any violation by Landlord of the terms of any lease; (i) the cost of any repair to remedy damage directly caused by or directly resulting from the negligence of any other tenants; (j) reserves for anticipated future expenses; (k) all interest and penalties incurred as a result of Landlord’s negligently failing to pay any bill as the same shall become due; (1) any costs or expenses for marketing, advertising or promotion of the Project; and (m) except as provided in Section 3.1.13 above, any costs or expenses associated with any space occupied exclusively by Landlord or any of its affiliates or agents.

3.3    Calculation. In determining the amount of Operating Expenses for any Operating Year, if less than 95% of the rentable area in the Building shall have been occupied by tenants at any time during such Operating Year, Operating Expenses shall be deemed to be increased to an amount equal to the Operating Expenses that would be expected to be incurred had such occupancy been 95%.

3.4    Tenant Tax Obligations. Tenant shall pay when due all taxes on any personal property or trade fixtures of Tenant in the Premises. If any such taxes are levied against the Premises or Landlord, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures, then Landlord shall have the right to pay the taxes based upon such increased assessments regardless of the validity thereof and Tenant shall, upon demand, reimburse Landlord. Tenant shall pay when due all taxes applicable to Tenant and Tenant’s business.

4.    Payment of Additional Rent.

4.1    Operating Year. An “Operating Year” is a calendar year of the Lease Term. Operating Expenses will be prorated for any partial Operating Year.

4.2    Tenant’s Proportionate Share. Tenant’s Proportionate Share of Operating Expenses shall equal the rentable square footage of the Premises divided by the total rentable square footage of the Building. Tenant’s initial Proportionate Share is stated in the Basic Lease Terms. Landlord may, from time to time, recalculate the rentable square footage of the Premises and/or the Building or Project and, upon completion thereof, Landlord shall adjust Tenant’s Proportionate Share and shall notify Tenant in writing of any such adjustment stating therein the effective date of such adjustment. The rentable square footage will be determined based on the then current BOMA measurement standard. Unless Landlord otherwise elects, Tenant shall pay each Operating Expense in accordance with Tenant’s Proportionate Share. Landlord shall have the right to make allocations (“Allocations”) to Tenant of any one or more Operating Expenses on a different basis if Landlord has a reasonable basis to do so. Landlord may allocate Operating Expenses common to the Project to the Building or based on Tenant’s Proportionate Share of the Project.

4.3    Statements. Prior to the commencement of each Operating Year, Landlord shall deliver a statement setting forth Landlord’s estimate of Tenant’s Proportionate Share of the estimated Operating Expenses for such Operating Year. Failure of Landlord to deliver the statement of estimated Operating Expenses shall not relieve Tenant of its obligation to pay Tenant’s Proportionate Share of Operating Expenses. Tenant shall each month pay to Landlord as Additional Rent commencing on the first day of each Operating Year an amount equal to one-twelfth of the amount of Tenant’s Proportionate Share of estimated Operating Expenses for that year as shown in Landlord’s written statement or, if such statement is not yet delivered, then the same monthly amount as was required for the prior Operating Year. Within ninety (90) days after the close of each Operating Year during the Term, or as soon thereafter as available, Landlord shall deliver to Tenant a written statement (the “Operating Statement”) setting forth Tenant’s actual Proportionate Share of the Operating Expenses for the preceding Operating Year. If Tenant’s Proportionate Share of the actual Operating Expenses exceeds the amount billed for the prior year, Tenant shall pay the excess to Landlord as Additional Rent within thirty (30) days following the date of such Operating Statement. If Tenant’s Proportionate Share of actual Operating Expenses is less than the amount billed for the prior year, then Landlord shall apply the credit to Tenant’s next Operating Expense payment(s). In no event shall Landlord be liable for damages to Tenant or shall Tenant have any right to terminate this Lease by reason of any incorrect or disputed Operating Expense or Allocation. The sole remedy of Tenant regarding any Operating Expense or Allocation dispute shall be refund of any charge which exceeds the amount allowed by this Lease. Tenant may review Landlord’s books and records regarding Operating Expenses for an Operating Year at the Property Manager’s office during normal business hours if Tenant requests such review by written notice given within 30 days of receipt of the Operating Statement for such Operating Year. Such books and records shall be kept strictly confidential; Tenant may review the same and may cause the same to be reviewed by the CPA employed by Tenant to prepare its tax returns (who shall first agree in writing to maintain the confidentiality of the books and records) but Tenant shall not otherwise disclose the contents of Landlord’s books and records. Any dispute regarding an Operating Expense must be commenced by written notice specifying the disputed item given within sixty (60) days of receipt of the first Operating Statement which includes the disputed amount; otherwise such dispute is waived by Tenant. Any such dispute shall be determined, at the election of Landlord, by an independent CPA or independent property manager. The expense of the independent CPA or independent property manager shall be paid by Tenant, but if it is determined that the total

Operating Expenses billed to Tenant exceeded the amount allowed by this Lease by more than five percent (5%), such expense shall be reimbursed by Landlord up to a maximum reimbursement in an amount equal to the overcharge. If an Operating Year ends after the expiration or termination of this Lease, Tenant shall pay the Additional Rent in respect thereof payable under this Section within ten (10) days of Tenant’s receipt of the Operating Statement for such Operating Year.

5.    Use.

5.1    General.

5.1.1    Tenant shall use and occupy the Premises continuously during the Term of this Lease only for uses specified in the Basic Lease Terms preceding this Lease and for no other use or purpose whatsoever.

5.1.2    If any governmental license or permit, to include a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit. Notwithstanding the preceding sentence or any other provision of this Lease to the contrary, Tenant shall not directly or indirectly submit any application to the City or County, including, but not limited to, applications for a certificate of occupancy or for Alterations, building permits, business licenses or extension of business licenses, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall, at Tenant’s expense, comply with all laws and requirements of public authorities relating to Tenant’s use and occupancy of the Premises and shall observe the Rules and Regulations as may be adopted pursuant to Section 5.4 hereof of which Landlord notifies Tenant from time to time for the safety and general order of the Premises, the Building, and the Project.

5.1.3    Tenant shall observe and comply with all legal requirements which apply to the use or occupancy of the Premises by Tenant, including but not limited to the obligation to alter, maintain, repair, improve or restore the Premises, and all parts thereof structural and otherwise, in compliance and conformity with all legal requirements. Tenant acknowledges that Tenant may be required by the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. or comparable State law (and related statutes and regulations) to make improvements to the Premises to facilitate access and use of the Premises by Tenant’s employees and others in connection with Tenant’s improvement, alteration and use of the Premises, and all costs associated with such compliance shall be borne exclusively by Tenant. Notwithstanding the foregoing, Landlord reserves the right to perform any such alteration to the Premises (or other portion of the Building or the Project necessary for compliance with legal requirements if such work is required due to any act, omission, use or other matter attributable to Tenant), and Tenant shall reimburse Landlord for all costs of such work within ten (10) days of written request. If any governmental license or permit, to include a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure, maintain and comply with the terms and conditions of each such license or permit. Notwithstanding the preceding sentence or any other provision of this Lease to the contrary, Tenant shall not directly or indirectly submit any application to the City or County, including, but not limited to, applications for a certificate of occupancy or for Alterations, building permits, business licenses or extension of business licenses, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall, at Tenant’s expense, comply with all laws and requirements of public authorities relating to Tenant’s use and occupancy of the Premises.

5.1.4    Sustainability.

(a)    Sustainability Plan. Landlord reserves the right to adopt and to modify, from time to time, a plan and/or programs and rules to reduce energy consumption and/or carbon emissions, to obtain and maintain one or more sustainability certifications, to promote indoor air quality, and/or to operate the Project in a sustainable or more sustainable manner. Such plans, programs and rules as are in effect from time to time are collectively referred to as the “Sustainability Plan.”

(b)    Compliance. Tenant agrees to comply with, and to cause its employees, agents, contractors and invitees to comply with, the Sustainability Plan. Tenant agrees and acknowledges that such compliance will include compliance with all components of the Sustainability Plan, including but not limited to those related to energy conservation and recycling, the manner in which Tenant does any maintenance, repair, alteration, restoration, improvement or removal work in the Premises, and the types of materials used in any such work. Tenant agrees to comply with all legal requirements related to energy conservation and/or sustainability including those related to indoor air quality and carbon emissions.

(c)    Operating Expenses. The parties agree that Operating Expenses shall include costs to implement the Sustainability Plan (any capital costs shall be amortized, without interest, over the useful life of each capital item), and any carbon emission tax, and any fee or tax based upon carbon emissions or energy efficiency or usage.

(d)    Reporting. Tenant shall provide such information as is required by the Sustainability Plan including but not limited to information requested by Landlord for governmental reporting or to obtain or maintain any certifications desired by Landlord.

5.2    Negative Covenants as to Use. Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery or device in or about the Premises that will cause any substantial noise, vibration, fumes or electronic interference. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Premises, or permit anything to be done in the Premises, in any manner that: (a) violates the Certificate of Occupancy for the Premises or for the Building, any provision of zoning laws, ordinances, or use permits applicable to the Project, or any provision of any ground lease, master lease, or recorded covenant, agreement or restriction; (b) causes injury to the Premises or the Building or the Project or any equipment, facilities or systems therein; (c) constitutes a violation of the laws or requirements of any public authorities or the requirements of insurance bodies, or the requirements of any restrictive covenants of record; (d) involves gambling in any form, or the use of lottery, gaming or arcade devices, (e) involves the sale, rental or viewing of pornographic, obscene or “adult materials,” or involves adult entertainment of any kind, (f) otherwise impairs the character, reputation or appearance of the Project as a first-class Project; (g) impairs the proper and economic maintenance, operation and repair of the Project and/or its equipment, facilities or systems; or (h) annoys or inconveniences other tenants or occupants of the Project. Tenant shall not allow animals of any kind in the Premises except only legally mandated service animals.

Smoking of any kind, including tobacco products such as cigarettes, pipes, cigars, etc., within the Premises or the Project is prohibited. Smoking in the Premises or the Project by Tenant their employees, officers, guests, clients or suppliers will be deemed a violation of this Lease and, among other remedies available to the Landlord, Tenant will be responsible for any and all costs associated with restoring the Premises to a “smoke free” condition such as existed prior to the violation of this Section. Such costs may include but are not limited to cleaning and/or replacing the following items: carpets and floor coverings, ceiling tiles, HVAC filters and duct work, window coverings, and paint. Upon discovery of smoking in the Premises by the Landlord or its representatives, Landlord may, in its sole discretion, demand that the Premises and/or any affected portion of the Project be cleaned and restored immediately or at the end of the lease term.

No animals may be brought to the Project except service animals.

5.3    Hazardous Substances.

5.3.1    Tenant Shall Not Permit Hazardous Substances Upon the Premises. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Project by Tenant or its agents without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion; provided, Tenant may bring into the Premises Hazardous Substances if the same are necessary in Tenant’s normal operations of its business of assembling, warehousing and distributing energy/battery systems and related products. If Tenant brings any Hazardous Substances to the Premises or Project, with or without the prior written consent of Landlord (without waiver of the requirement of prior written consent), Tenant shall: (1) use such Hazardous Substance only as is reasonably necessary to Tenant’s business; (2) handle, use, keep, store, and dispose of such Hazardous Substance using the highest accepted industry standards and in compliance with all applicable Laws and shall not allow any release, spill or disposal of the same at the Premises or Project; (3) maintain at all times with Landlord a copy of the most current MSDS sheet for each such Hazardous Substance; and (4) comply with such other rules and requirements Landlord may from time to time impose. Upon expiration or earlier termination of this Lease, Tenant will, at Tenant’s sole cost and expense, cause all Hazardous Substances brought to the Premises or the Project by Tenant, its agents, contractors, employees, suppliers, licensees or invitees, to be removed from the Project in compliance with any and all applicable laws.

5.3.2    Notification. Tenant shall immediately notify Landlord should Tenant (a) become aware of the existence of any Hazardous Substance on the Premises or the Project, (b) receive any notice of, or become aware of, any actual or alleged violation with respect to the Premises or Project of any Environmental Law, or (c) become aware of any lien or action with respect to any of the foregoing. Tenant shall deliver to Landlord, promptly upon receipt, (i) copies of any documents received from the United States Environmental Protection

Agency (“EPA”) and/or any state, county, or municipal environmental or health agency concerning Tenant’s ownership, use, or operations upon or in connection with the Premises; and (ii) copies of any documents submitted by Tenant to the EPA and/or any state, county, or municipal environmental or health agency concerning the Premises.

5.3.3    Inspection and Remedial Action. Landlord is hereby authorized to enter the Premises at reasonable times, and after reasonable notice, for the purpose of inspecting the Premises, to ascertain Tenant’s compliance with all covenants made in this Section. Upon Landlord’s written request (a) Tenant, through professional engineers approved by Landlord and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Substances contamination of the Premises occurring after the Commencement Date, or of the Project or Land and caused by a breach of Tenant’s covenant at Section 5.3.1, and (b) Tenant shall forthwith take such remedial action with respect to any such contamination as may be necessary to entirely remove and clean up all such Hazardous Substances present on the Premises, project, Land and related groundwater. Tenant’s obligations under this Section shall arise upon Landlord’s demand as provided herein, regardless of whether the EPA or any other federal, state, or local agency or governmental authority has taken or threatened any action in connection with the presence of any Hazardous Substance on, or release of any Hazardous Substance from, the Premises, Project or the Land. Notwithstanding any provisions to the contrary in this Lease, Tenant shall indemnify and hold free and harmless the Landlord and each of Landlord’s direct or indirect members, representatives, affiliates, employees, attorneys and agents for, from, against and regarding any claims, losses, expenses or damages, suits or procedures arising from or attributable to action, refusal, negligence or failure on the part of the Tenant to comply with Environmental Laws. If Tenant shall fail promptly to discharge its obligations under this Section, Landlord may, at its election, but without the obligation to do so, cause such investigation to be made or remedial action to be taken and/or take any and all other actions that Landlord may deem necessary or advisable to protect its interests or to avoid or minimize its liability for the existence of Hazardous Substances on the premises, the Project or the Land, or for a release thereof from the Premises, the Project or Land. All amounts expended by Landlord under this Section shall be payable by Tenant to Landlord upon demand.

5.3.4    Definition of Hazardous Substance(s). The term “Hazardous Substance” shall mean:

(a)    “Hazardous substances”, as defined by 40 CFR Part 302;

(b)    “Extremely hazardous substance”, as defined by 40 CFR Part 355;

(c)    “Toxic chemicals”, as defined by 40 CFR Part 372;

(d)    “Hazardous substance” or “hazardous waste” as defined by 29 CFR § 1910.120;

(e)    “Hazardous Waste’’ as defined by applicable administrative rules;

(f )    Petroleum, including crude oil and any fraction thereof;

(g)    Any material that contains more than 1% of asbestos;

(h)    Any other chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, asbestos containing materials, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any environmental law based upon, directly or indirectly, such properties or effects; and

(i)    “Hazardous Materials” or “Contaminants”, as such terms are defined under any Environmental Law, and shall be deemed to include any material that, owing to its properties, presents a real and potential danger to the environment or to the health of the users of the Premises or the Project.

Tenant hereby acknowledges that asbestos-containing materials may have been used in the construction of the Building and that Landlord may abate those materials in various areas throughout the Building. Tenant further acknowledges that those materials may remain at certain locations in the Premises and Building, and Tenant will comply with Landlord’s requirements regarding precautions and actions to be taken in respect to those materials; those precautions include, but are not limited to, notifying Landlord within a reasonable time frame before any above ceiling and/or structural work done in to be done within or adjacent to the Premises.

5.3.5     Definition of Environmental Laws. The term “Environmental Laws” shall mean any and all federal, or municipal legislative and regulatory provisions of an environmental nature, including, in all cases, any judgments, orders, notices, notices of infraction or non-compliance, decrees, codes, rules, directives, policies, guidelines and guides, authorizations, authorization certificates, approvals, permissions and permits issued by any competent authorities, the whole as they may have been amended from time to time.

5.3.6    Survival. Tenant’s covenants set forth in this Section 5.3 shall survive the termination of the Lease or any transfer by Tenant, by assignment or otherwise, of any or all right, title, or interest of Tenant in the Premises.

5.4    Rules and Regulations. Tenant and its employees and agents shall faithfully observe and comply with, and Tenant shall cause its invitees and licensees to observe and comply with, the rules and regulations attached as Exhibit D and with such changes therein as Landlord may from time to time make and of which Landlord has notified Tenant (the “Rules and Regulations”). Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant or such other tenant’s employees, agents, invitees or licensees; provided, however, that Landlord shall make reasonable effort to enforce uniform compliance by all tenants of the Project.

5.5    Parking. Tenant shall be entitled to use only those parking spaces described in the Basic Lease Terms and not others. Landlord shall not be liable to Tenant or shall this Lease be affected if such parking privileges are impaired by reason of any moratorium, initiative, referendum, statute, regulation, or other governmental decrees or action which could in any manner prevent or limit the parking rights of Tenant hereunder. Landlord reserves the right to designate certain spaces for use by particular lessees or by visitors or vendors.

6.    Condition of Premises, Maintenance and Repair.

6.1    Tenant’s Acceptance. By taking possession of the Premises on the Commencement Date, Tenant shall be deemed to have accepted the Premises AS IS, and as being in good, sanitary and working order, condition, and repair.

6.2    Tenant’s Maintenance and Repair Obligations. Except as provided in Sections 6.4 and 6.5 below, Tenant, at its expense, shall be responsible for maintaining and repairing the Premises. Tenant shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, in and to the Premises and the Project and the facilities and systems thereof, the need for which arises out of (a) Tenant’s performance or existence of Alterations (defined at Section 7.1), (b) the installation, use or operation of Tenant’s Property in the Premises, (c) the moving of Tenant’s Property in or out of the Project, (d) laws or regulations now or hereafter in effect which require changes to the Premises and any changes elsewhere at the Land or Project if due to the use of the Premises by Tenant or any legal requirement applicable to Tenant, or (e) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Tenant shall promptly report to Landlord any damage or injury occurring on or to the Premises or the Project.

6.2.1    HVAC. If the HVAC equipment serving the Premises is not in good operating condition when Tenant commences early occupancy of the Premises, Landlord shall promptly perform the work necessary to cause such HVAC equipment to be in good operating condition. Except for the foregoing, Tenant shall maintain, repair and replace all HVAC equipment serving the Premises. Tenant shall maintain and perform a quarterly maintenance and service contract for all HVAC equipment with a provider and in a form reasonably acceptable to Landlord; Tenant shall provide a copy of such contract and all related reports and paid invoices to Landlord. If Tenant complies with the foregoing and provides all routine quarterly servicing and maintenance, then Landlord shall provide or pay for all repairs and replacements to the HVAC equipment necessary during the first twenty-four (24) months of the Term that are not covered by such contract.

6.3    Manner. Tenant shall promptly make, at Tenant’s expense, all repairs in or to the Premises and the Project for which Tenant is responsible. Such work shall be performed only by contractors approved by Landlord. Any such repairs in or to the Project and the facilities and systems thereof for which Tenant is responsible may, at Landlord’s election be performed by Landlord at Tenant’s expense, and Landlord may, at its option before commencing any such work or at any time thereafter, require Tenant to furnish to Landlord such security, bond or surety in a form and amount as Landlord shall reasonably deem necessary to assure the payment for such work by Tenant.

6.4    Janitorial Services. Tenant shall supply janitorial services to the Premises to a standard that is substantially equivalent to the services provided in similar properties in the City.

6.5    Landlord’s Maintenance and Repair Obligations. Landlord shall maintain, and cause to be made all repairs to, the roof, walls and foundations of the Project and Premises, as and when needed, and, except as provided in Section 6.2 above, the lighting, plumbing, and electrical systems or network serving the Premises to the point of entry to the Premises. The cost of such work shall be an item of Operating Expenses as defined in Section 3.1 hereof, except for those repair costs for which Tenant is responsible pursuant to any of the provisions of this Lease. The costs of maintenance, repair and replacement of equipment that serves only the Premises shall be billed to and paid by Tenant.

6.6    Waiver. Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption of or injury to Tenant’s business arising from Landlord’s making any repairs or changes that Landlord is required or permitted by this Lease or required by law to make in or to any portion of the Project or the Premises, or in or to the fixtures, equipment or appurtenances of the Project or the Premises, except for Excluded Claims (as defined below). Landlord shall have no liability to Tenant nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any act or failure to act of any security personnel or mechanism used in the Project, or by reason of any lack of security in the Project.

6.7    End of Term. Upon termination of this Lease for any reason whatsoever Tenant will peacefully surrender to Landlord the entire Premises, together, subject to the provisions of Section 7.5, with all improvements, changes, alterations and replacements thereto, in good order, condition and repair, but in any event with all windows, walls, floors, and carpets cleaned, all equipment in good working order, and the Premises restored to their original condition as of the Commencement Date, ordinary wear and tear excepted. Upon such termination, Tenant shall have the right and obligation to remove Tenant’s Property, as provided at Section 9.2.

7.    Alterations.

7.1    Landlord’s Consent. Tenant shall make no alterations, additions, or improvements in or to the Premises (herein, “Alterations”) without Landlord’s prior written consent, to be granted or withheld pursuant to Sections 7.2 and 7.3 below, and, if such consent is granted, then only contractors or mechanics that are approved by Landlord shall effect such Alterations. Tenant shall not directly or indirectly submit any application to the City or County, including, but not limited to, applications for a certificate of occupancy or for Alterations, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

7.2    Procedure for Approval. If Tenant wishes to make any Alterations to the Premises that either (a) are of a structural nature or involve any physical changes to the Premises, or (b) involve a cost greater than $7,500.00, or (c) involve the roof, foundation, exterior walls or interior load-bearing walls of the Building (collectively, “Major Work”), Tenant shall submit to

Landlord, for Landlord’s written approval, a written description of the Major Work that Tenant proposes to perform together with detailed plans and specifications for such Major Work. If Tenant wishes to make any alterations, additions, or improvements to the Premises that do not constitute Major Work, Tenant shall submit to Landlord, for Landlord’s written approval, a written description of such work. Reference herein to “structural work” or “work of a structural nature” shall have the meaning that such terms normally connote in the construction industry. By way of example, alteration of interior non-load bearing walls and partitions, alteration of ceilings, installation of wall coverings, painting, installation of carpet, and similar work shall not be deemed to constitute structural work; alteration to any exterior wall, load bearing wall, roof, plumbing system, heating, ventilation, and air conditioning system or similar work shall be deemed to be of a structural nature.

7.3    Standard for Approval. Landlord’s approval of proposed work shall not be unreasonably withheld or delayed if such work (a) does not adversely affect, in Landlord’s reasonable judgment, the appearance of the Premises and/or Building or the value of the Premises and/or Building, (b) does not adversely affect, in Landlord’s judgment, Landlord’s ability to re-lease the Premises, (c) does not affect the structural integrity of the Building or its systems, (d) conforms to the requirements of all building codes and any other applicable laws and regulations, and (e) can be performed and completed without disrupting the business or operation of the Building or of any other tenant of the Building. Tenant’s failure to obtain Landlord’s prior written consent to any proposed work shall constitute an Event of Default hereunder.

7.4    Compliance with Laws. All work done by Tenant shall be performed in full compliance with all laws, rules, orders and ordinances. Without limiting the generality of the foregoing: (a) Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion. and shall cause the Alterations work to be performed in compliance with all such permits and certificates, applicable laws and requirements of public authorities and with all applicable requirements of insurance, and (b) Tenant shall be responsible for assuring that the Premises complies with any and all requirements of the Americans with Disabilities Act and any other Federal, State or local governmental agency requirements relating to Tenant’s specific use of the Premises or Tenant’s business operation. Landlord’s approval or consent to any proposed work shall not be deemed a waiver of, or an opinion respecting, the compliance of the proposed work with the requirements of this Section 7.4.

7.5    Title to Alterations. All Alterations upon the Premises, including (without limiting the generality of the foregoing) all wall covering, built-in cabinet work, paneling, and the like shall, unless Landlord elects otherwise in writing, become the property of Landlord at the expiration or earlier termination of this Lease, and shall remain upon and be surrendered with the Premises as a part thereof at expiration or earlier termination of this Lease, except that Landlord may, by written notice to Tenant given at the time Landlord gives its approval for each Alteration (or at any time if no applicable approval was given), require Tenant, at Tenant’s cost, (a) to remove such Alteration, and (b) to repair all damage resulting from such removal. Landlord agrees Tenant shall not be required to remove any of the Tenant Improvements described in the Work Letter on Exhibit C. If Tenant fails to perform the foregoing, Tenant shall pay to Landlord all costs arising from Landlord’s performance of the same, which shall be due and payable upon Landlord’s demand. Notwithstanding any other provision hereof, Tenant and not Landlord shall have the obligation to insure, repair, maintain, replace and restore all Alterations.

7.6    Schedule/Manner of Work. All of Tenant’s contractors, suppliers, workmen, and mechanics for any Alterations shall comply with such rules and conditions as Landlord may reasonably impose from time to time, which rules and conditions shall be enforced by Tenant at the discretion of Landlord. At any time any contractor, supplier, workman, or mechanic performing construction of any Alterations performs any work that may or does impair the quality, integrity, or performance of any portion of the Building, Tenant shall cause such contractor, supplier, workman, or mechanic to leave the Building and remove all his tools, equipment, and materials immediately upon written notice delivered to Tenant and Tenant shall reimburse Landlord for any repairs or corrections of any portion of the Building caused by or resulting from the work of any contractor, supplier, workman, or mechanic performing any Alterations work. The quality of all Alterations to or involving structural, electrical, mechanical, life/safety, energy management, or plumbing systems in the Premises shall be at least equal to the quality of such systems as on the Commencement Date. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance in connection with the construction of the Alterations.

7.7    Debris. Tenant will cause construction of any Alterations to be accomplished in a neat, clean, and workmanlike manner. Tenant shall not permit any trash, rubbish, or debris to accumulate in the Premises or the Building, and Tenant shall remove or cause to be removed all such trash, rubbish, and debris from the Premises and the Building and on a timely basis. Tenant shall be responsible for any additional costs incurred by Landlord for cleaning the Building or any portion thereof, and for removing any trash, rubbish, or debris therefrom to the extent caused by Tenant’s construction of the Alterations. Tenant shall not use the Building trash containers for any trash, rubbish or debris generated by any construction in the Premises.

7.8    Right of Entry/Inspection. At all times during the period of construction of any portion of any Alterations, Landlord and Landlord’s architects, engineers and contractors shall have the right to enter upon the Premises to inspect the work of construction and the progress thereof. Tenant shall not close any work affecting any portion of the life safety, heating, ventilation, and air conditioning, plumbing, or electrical systems in the Premises or Building until the same has been inspected and approved by Landlord’s engineers. No inspection or approval by Landlord’s engineers of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any governmental ordinances, codes, or regulations, and Tenant shall be fully responsible and liable therefor.

7.9    Insurance. In addition to the insurance requirements set forth in Section 8, during the period of construction of any Alterations, Tenant and Tenant’s general contractor shall maintain worker’s compensation, builder’s all-risk and public liability insurance, and such other insurance as Landlord may reasonably require in amounts satisfactory to Landlord. All policies shall have such coverage limits, and be underwritten by such companies, as Landlord shall approve, and shall name Landlord and its property manager and asset manager as additional insureds thereunder. Before the commencement of construction of any Alterations, Tenant and Tenant’s general contractor must deliver certificates of all such insurance policies and such insurance policies must be approved by Landlord.

7.10    Non-Responsibility of Landlord; Indemnification. Tenant hereby acknowledges that Landlord shall have no responsibility whatsoever for the construction of any Alterations or for any defects therein. Tenant shall notify Landlord in writing no less than ten (10) days before the commencement of construction of any Alterations in order to afford Landlord an opportunity to post and record appropriate notices of non-responsibility. Tenant, at its expense, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any other person claiming through or under Tenant, in or about the Premises or Project. Tenant shall defend, indemnify and save harmless Landlord and any mortgagee for, from, against and regarding any and all mechanics and other liens and encumbrances filed in connection with, and any other claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, cost and expense (including attorney’s fees) arising or incurred by or against Landlord and arising in connection with, the Alterations work, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, in or about the Premises, Land or Project. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances of record within twenty (20) days after Tenant’s receipt of notice of the filing thereof; provided, Tenant may contest, in good faith and at its own expense, any lien, provided Tenant posts for the protection of Landlord a bond or cash collateral as set forth in ORS 87.076, or its successor. Such indemnification obligation shall extend to all reasonable costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon.

8.    Liability and Insurance.

8.1    Action by Tenant. Tenant shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises that would subject Landlord to any liability or responsibility for personal injury, death or property damage, or that would increase insurance rates in respect of the Land, Project or the property therein over the rates that would otherwise then be in effect or that would result in insurance companies of good standing refusing to insure the Project or the property therein in amounts satisfactory to Landlord, or that would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Land, Project or the property therein. If, by reason of any failure of Tenant to comply with the provisions of Section 5 or this Section 8.1, the premiums on Landlord’s insurance on the Project and/or property therein shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant.

8.2    Landlord’s Insurance. Landlord shall procure and maintain at all times during the Term of this Lease a policy or policies of insurance covering loss or damage to the Premises in the amount of the full replacement value thereof (exclusive of Tenant’s trade fixtures, Alterations, equipment and personal property), providing protection against all perils included within the classification of fire, extended coverage, all risk of loss as it relates to the standard insuring clause, loss of rental income, Landlord’s risk liability coverage, and to the extent any mortgagee of the Project may require or as Landlord may deem prudent, coverage against such other hazards that are then commonly insured against for similar properties. Such insurance shall provide for payment of loss thereunder to Landlord and/or the holder of any mortgages or deeds of trust or real estate contracts on the Land and/or Project.

8.3    Waiver of Subrogation. Each party hereby releases the other party and its agents and employees in respect of any claim that the releasing party might otherwise have against the other party or its agents or employees for, and waives any right of subrogation in respect of, loss, damage or other casualty to tangible property owned by the releasing party occurring during the term of this Lease to the extent of insurance proceeds received by the releasing party from insurance required to be carried hereunder (or which would have been received had such party complied with such requirements) or, if greater, the proceeds actually received from all insurance maintained by the releasing party. Tenant shall secure an appropriate clause in, or an endorsement upon, each insurance policy obtained by it and covering or applicable to the Premises or the personal property, fixtures and equipment located therein, pursuant to which the insurance company waives subrogation or permits the insured, prior to any loss, to make the waiver set forth in this Section 8.3, without invalidating the coverage under the insurance policy. The waiver of subrogation or permission for waiver of any claim shall extend to Landlord and its agents and employees.

8.4    Commercial General Liability Insurance. Tenant, at its expense, shall procure and maintain at all times during the Term and at any time prior to the Term that Tenant is given possession of the Premises, commercial general insurance in respect of the Premises and the conduct or operation of business therein, on an occurrence basis, with Landlord, its property manager and asset manager, and any mortgagee or master lessor whose name and address shall previously have been furnished to Tenant, as additional named insureds, with limits of not less than $2,000,000 on a combined single limit basis. All such insurance shall insure the performance by Tenant of the defense and indemnity obligations of Tenant under this Lease.

8.5    Tenant’s Property Insurance. Tenant shall also at its own expense maintain, during the Term, and at any time prior to the Term that Tenant is given possession of the Premises, insurance covering all of its personal property including its furniture, fixtures, trade fixtures, equipment, and inventory, and all Alterations and other betterments, in an amount equal to not less than one hundred percent (100%) of the full replacement value thereof and insuring against fire and all risk perils coverage as provided by a standard all risk coverage endorsement (commonly known as “causes of loss – special form”). The plate glass and all other glass is the responsibility of the Tenant in the event of breakage from any cause.

8.6    Insurance Policies. All insurance policies required to be carried by Tenant hereunder shall be with companies and with loss-payable clauses satisfactory to Landlord, and certified copies or originals of policies or other evidence of such insurance shall be delivered to Landlord by Tenant prior to Tenant commencing occupancy and thereafter within thirty (30) days prior to each renewal thereof. Such evidence of insurance shall be from a company holding a “Best’s Rating” of at least A: Class IX, shall indicate that the insurance policy is in full force and effect, and that the policy bears an endorsement that the same not be canceled or amended unless thirty (30) days prior written notice by U.S. Certified Mail of the proposed cancellation or amendment has been given to Landlord and the other additional insureds. All such evidence of insurance and each such policy of insurance required to be maintained by Tenant hereunder shall expressly evidence insurance coverage as required by the Lease. All such policies shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry, and shall not have a “deductible” in excess of $5000.

8. 7    Increase in Coverage. Landlord may from time to time require that the amount of liability insurance to be maintained by Tenant under Section 8.4 be increased to an amount determined by Landlord to be necessary to adequately protect Landlord’s interest. Upon receipt by Tenant of a notice from Landlord stating the increased amount of insurance, Tenant shall thereafter carry the insurance as set forth in such notice. In no event shall the amount of public liability insurance to be carried by Tenant be less than the amount specified in Section 8.4.

9.    Landlord’s Property, Tenant’s Property.

9.1    Landlord’s Property. All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 7.5. Any carpeting or other personal property in the Premises on the Commencement Date shall be and remain Landlord’s property and shall not be removed by Tenant; provided, that at Landlord’s written request, Tenant shall, at its sole expense upon termination of the Lease and in accordance with, and subject to the provisions of, Section 7.5, remove those items specified by Landlord, including any or all fixtures, equipment, improvements, appurtenances and other personal property, that are deemed herein the property of Landlord and make all related repairs and restorations.

9.2    Tenant’s Property. All unattached business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by or for the account of Tenant without expense to Landlord and that can be removed without structural damage to the Building and all furniture, furnishings (excluding window coverings) and other articles of movable personal property owned by Tenant and located in the Premises (together, the “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term of this Lease; provided, that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property, and shall be deemed to be the property of Landlord.

9.3    Removal. At or before the Expiration Date of this Lease, or any earlier termination of this Lease, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Notwithstanding any other provision of this Lease, unless Landlord otherwise elects by separate written notice, Tenant shall remove, at or prior to the expiration or termination of this Lease, at its expense, all wiring and cabling installed at the Premises which shall have been installed by Tenant or which Landlord shall have installed pursuant to this Lease or at the request of Tenant. Such wiring and cabling shall include but not be limited to (a) wiring and cabling above the ceiling panels, behind or within walls, and under or within floors, (b) wiring and cabling for voice, data, security or other purposes, and (c) all related installations, equipment and items whatsoever. If Tenant fails to remove, by the earliest of the date of expiration or termination of this Lease or of Tenant’s right of possession (the “Removal Date”) all items required to be removed by this Lease (including all of Tenant’s Property, cabling, and Alterations to be removed), or to accomplish by the Removal Date all restoration required by this Lease, then Landlord shall have, in addition to all other rights, the right to collect as additional damages rent at the rate of all holdover rent described in Section 10 below from the Removal Date until all such obligations are performed. Collection of these additional damages is not a waiver of any Event of Default or of any other remedy, is not a waiver of any other damages, and does not extend the Lease Term nor grant Tenant any possessory right following the Removal Date.

9.4    Abandonment. In addition to Landlord’s rights at Section 18.2.1, any items of Tenant’s Property that shall remain in the Premises after the Expiration Date of this Lease, or any earlier termination of this Lease, at the option of Landlord, may, at Landlord’s election, be deemed to have been abandoned, and Landlord may deal with Tenant’s Property in such lawful manner as Landlord shall determine, at Tenant’s expense.

10.    Holding Over. If Tenant holds over after the Expiration Date or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty percent (150%) of the Base Rent in effect upon the date of such expiration or termination (prorated on the basis of a thirty-day month and actual days elapsed), and otherwise subject to the terms, covenants, and conditions herein specified, so far as applicable. At the written election of Landlord made at any time during such tenancy at sufferance, the term of this Lease shall be extended from the date of such notice until the 90th day thereafter, on all the terms and conditions set forth herein (other than any rights of extension, renewal, purchase or expansion in favor of Tenant) at the rental rate specified in this Section 10. Acceptance by Landlord of rental after such expiration or earlier termination shall not result in a renewal or extension of this Lease. The foregoing provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. Tenant shall pay to Landlord all losses, and indemnify Landlord for all claims (including those made by any succeeding lessee), arising from any holdover by Tenant.

11.    Utility Service and Charges.

11.1    Utility Service. Water and sewer are not separately metered to the Premises and are charged as an Operating Expense; if Landlord elects to submeter water and sewer, then Tenant shall pay monthly the amount for its submetered usage. Gas and electricity to the Premises are separately metered and Tenant shall arrange for service and shall pay the providers directly as and when due on a monthly basis.

11.2    Discontinuance and Interruption of Service. Landlord shall not be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability or disruption of any utility service and the same shall not constitute a termination of this Lease, or an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Rent. Tenant hereby waives the provisions of any existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

11.3    Landlord’s Right to Alter Utilities. Landlord may at any time alter any utility, and related equipment, serving the Project, provided such alteration does not materially interrupt service to the Premises and does not unreasonably interfere with Tenant’s business operations within the Premises.

11.4    High Voltage Equipment. Tenant shall not use any equipment, machine, apparatus or device within the Premises that alone or in combination exceeds the then current capacity of the electrical service to the Premises. Landlord acknowledges that Tenant manufactures large capacity energy storage systems (50kw/400kw batteries) and that said systems are quality tested in a grid attached scenario that requires 480v connection points in the dock area of the Premises and individual battery module test stands needing connection points elsewhere in the Premises. In addition, Landlord acknowledges that Tenant intends to display an energy storage system with ground mounted solar panels in a show room in the Premises. Any increase to the capacity of the electrical service to the Premises to accommodate the above described systems or otherwise shall be governed by Section 11.5 below. Landlord agrees that the use and manufacturing of said systems is permitted under this Lease, subject to and upon the terms of this Lease.

11.5    Cost of Increasing Capacity. Tenant shall not install or use equipment, machinery or other apparatus in the Premises that has electrical requirements that exceed the then current electrical load capacity of the Premises. Any increase to the electrical capacity of the Premises requested by Tenant and approved by Landlord (such approval not to be unreasonably withheld) shall be accomplished by Landlord at Tenant’s expense.

12.    Telecommunications. In the event Tenant wishes to install additional telecommunication lines or equipment to serve the Premises, no such additional lines or equipment shall be installed without first securing the prior written consent of Landlord, such consent not to be unreasonable withheld, conditioned or delayed. Landlord shall not be required to incur any expense regarding additional lines or equipment, nor shall Landlord be required to allow additional service providers to access the Building; if Landlord allows access by an additional provider, Landlord may impose conditions in connection with such access, including but not limited to execution of additional agreements by Tenant and any such provider in form prepared by Landlord. Landlord shall have the right to determine whether there is sufficient space in the Building for the placement of additional lines or equipment. Tenant agrees to compensate Landlord for the reasonable amount determined by Landlord for space used by additional lines or equipment and for any costs that may be incurred by Landlord, including a reasonable charge for installation, inspection and oversight. Landlord does not represent or warrant the suitability of the present or planned telecommunication lines or equipment for the use or activities of the Tenant. The provisions of this paragraph are solely for the benefit of

Landlord and Tenant, and are not for the benefit of any third party (specifically, without limitation, these provisions are not for the benefit of any telephone or telecommunications provider). In no event shall Landlord be liable for, nor have any obligation to restore or repair, any damage from any cause whatsoever to any telecommunications equipment or cabling installed by or at the request of Tenant.

13.    Signs, Displays, Auctions, and Sales.

13.1    Tenant’s Exterior Signs. Tenant shall be permitted signage on the exterior of the Building. All signage will be in compliance with applicable law and Landlord’s standard sign criteria. Tenant’s signage shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. In no event whatsoever shall any Tenant signage contain the name or logo of, or allude to, a Prohibited Occupant. All signage must comply with all recorded documents. All signage material and installation will be at Tenant’s sole cost and expense. At its cost, Tenant shall remove all of its signage and restore all affected surfaces at the end of this Lease. Tenant shall not place or suffer to be placed on the exterior walls or windows of the Premises or upon the roof or any exterior door or wall or on the exterior or interior of any window thereof any other sign or any awning, canopy, marquee, advertising matter, decoration, picture, letter or other thing of any kind without the prior written consent of Landlord. If Tenant shall install any sign without Landlord’s consent and/or in violation of the foregoing, Landlord shall have the right and authority without liability to Tenant to enter upon the Premises, remove and store the subject sign and repair at Tenant’s cost all damage caused by the removal of the sign.

13.2    Tenant’s Interior Signs. Tenant shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Premises all signs and advertising matter customary or appropriate in the conduct of Tenant’s business; provided, however, that Tenant shall upon demand of Landlord immediately remove any sign, advertisement, decoration, lettering or notice which Tenant has placed or permitted to be placed in, upon or about the Premises and that Landlord reasonably deems objectionable or offensive, and if Tenant fails or refuses to so do, Landlord may enter upon the Premises and remove the same at Tenant’s cost and expense. In this connection, Tenant acknowledges that the Premises are a part of an integrated business environment, and that control of all signs by Landlord is essential to the maintenance of uniformity, propriety and the aesthetic values in or pertaining to the Project.

13.3    Displays. Tenant may not display or sell merchandise or allow carts or other similar devices within the control of Tenant to be stored or to remain outside the defined demising walls and permanent doorways of the Premises. Tenant shall not install any exterior lighting, amplifiers, or similar devices or use in or about the Premises such items as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts, nor make, or allow to be made, any odor or excessive noise in or around the Premises. No advertisement or sound of advertising shall be permitted to be heard outside of the Premises.

13.4    Auctions. Tenant shall not conduct or permit to be conducted any sale by auction upon or from the Premises, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding. No auction, fire, bankruptcy, “going out of business” or other distress sales of any nature may be conducted on the Premises without prior written consent of Landlord, which consent may be conditioned as Landlord deems appropriate.

14.    Access and Control of Premises.

14.1    Access to Premises. Landlord shall have access to the Premises at all reasonable times and after reasonable notice (expect in the event of an emergency) to: (a) inspect the Premises; (b) exhibit the Premises to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with its obligations hereunder; (d) supply any service to be provided by Landlord to Tenant hereunder; (e) post notices of non-responsibility; (f) make repairs required of Landlord hereunder or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Project, provided, however, that all such work shall be done in a commercially reasonable and prompt manner, or (g) exercise any of its rights hereunder including, without limitation, its cure rights under Section 17.1. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, and during the course of work being performed keep and store upon the Premises all necessary material, supplies, and equipment, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, if any. No additional locks shall be placed by Tenant upon any doors in the Premises and if more than two keys for any lock are desired, such additional keys shall be paid for by Tenant. All keys shall be duplicated only by Landlord, and under no circumstance shall Tenant cause any key to be duplicated. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency or in re-taking possession in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstance be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant.

14.2    Waiver in Connection with Landlord’s Entry. Tenant hereby waives any claim against Landlord for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by entry on the Premises, except for Excluded Claims.

14.3    Project Changes. Landlord reserves the right, at any time, without incurring any liability by Tenant therefor, and without affecting or reducing any of Tenant’s covenants and obligations hereunder, to make such changes, alterations and improvements in or to the Project and the fixtures and equipment thereof, as well as in or to the doors, passages and stairways thereof, and other public parts and common areas of the Project and Land, as Landlord shall reasonably deem necessary or desirable, including the temporary or permanent closure or inoperability, provided that, unless required by law, Landlord will not make any such change, alteration or improvement that will block access to the Premises or materially adversely affect visibility of the Premises. Except in the case of an emergency, Landlord shall provide Tenant with reasonable notice of Landlord’s intent to commence any changes, alterations and improvements in or to the Project that will materially affect the use of, access to, or parking for the Premises. Landlord reserves the right, and Tenant shall permit Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises, so long as the installation and maintenance thereof do not detract from the use or appearance of the Premises. Landlord may remodel or redevelop any part of the Project, may reconfigure the common areas, and/or may add one or more additional buildings or common areas. Landlord shall not be liable for any inconvenience or disruption associated with any of the foregoing activities.

15.    Damage or Destruction.

15.1    Rights and Obligations.

15.1.1    Obligation to Rebuild. If rentable area of the Building, or any portion thereof, is damaged, destroyed, or rendered untenantable due to fire or other casualty (which is not due to the fault or negligence of Tenant or its agents, employees, or invitees and is not due to-any default by Tenant), and if

(a)    the damage or destruction does not exceed twenty-five percent (25%) of the insurable value of the Building,

(b)    the Building is capable of being repaired, reconstructed or restored within a period of ninety (90) days from commencement of such work, and

(c)    Landlord will receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction or restoration,

then Landlord shall be obligated to restore the Building to a condition reasonably comparable to its condition prior to such casualty. In such event, this Lease shall remain in full force and effect, Rent shall be adjusted pursuant to Section 15.2, Landlord will commence restoring that portion of the Building so damaged as soon as commercially practicable, and will diligently complete the restoration.

15.1.2    Right to Terminate. In the case of a casualty loss not described in Section 15.1.1, then within sixty (60) days after such a casualty Landlord shall have the right to elect either to terminate this Lease or to restore the Building. Landlord shall make its election by written notice to Tenant within such sixty (60) day period of time. If Landlord elects to terminate this Lease, the termination shall be effective thirty (30) days after receipt of the notice by Tenant. If Landlord does not elect to terminate this Lease, then Rent shall be abated in accordance with Section 15.2 and Landlord shall restore the Building in accordance with the requirements of Section 15.1.1.

15.1.3    Tenant’s Property. If Landlord undertakes to repair the Building after an event of casualty, such restoration shall not include replacement of furniture, equipment or other items designated as Tenant’s Property herein.

15.1.4    Late Term Casualty. Regardless of Sections 15.1.1 and 15.1.2, if the casualty loss occurs within the last two (2) years of the Term, then, regardless of the extent of the damage, Section 15.1.2 shall establish the rights and obligations of Landlord and Tenant.

15.2    Rent Abatement. If all or part of the Premises shall be damaged or destroyed or rendered untenantable as a result of fire or other casualty, not caused by Tenant, its agents, employees or invitees, the Base Rent shall be abated or reduced based on the number of square feet of space rendered untenantable and Additional Rent provided herein shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction to the date the damage to the Premises shall be substantially repaired, or the date on which Tenant again uses the untenantable portion, whichever first occurs.

15.3    Interference with Tenant’s Business. Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any casualty or the repair or restoration of any portion of the Premises or of the Project pursuant to this Section 15. The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or any other portion of the Project, and any applicable State, federal or local law or ordinance with respect to any rights or obligations concerning damage or destruction, whether now or hereafter in effect, shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or any other portion of the Project. Tenant waives any other rights now or hereafter available under applicable law.

15.4    Insurance on Tenant’s Property. Landlord will not carry insurance of any kind on Tenant’s Property, and Landlord shall not be obligated to repair any damage to or replace any improvements paid for by Tenant, or any of Tenant’s Property. If Landlord elects to restore the Premises as provided in this Section 15, Tenant shall use all proceeds from the insurance it carries on Tenant’s Property to restore Tenant’s Property on the Premises.

15.5    Tenant’s Waiver of Statutory Rights. Tenant waives any statutory rights of termination which may arise by reason of the partial or total destruction of the Premises.

16.    Eminent Domain.

16.1    Total Condemnation. If the whole of the Project or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, (including a sale under threat of condemnation) this Lease shall terminate as of the date of vesting of title on such taking (the “Date of Taking”), and the Base Rent and Additional Rent shall be prorated and adjusted as of the Date of Taking.

16.2    Partial Condemnation. If a part of the Project or the Land shall be so taken, this Lease shall be unaffected by such taking, except that:

16.2.1    Landlord’s Option to Terminate. Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within ninety (90) days after the Date of Taking; and

16.2.2    Tenant’s Option to Terminate. If ten percent (10%) or more of the Premises shall be so taken and the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of Taking.

16.3    Effect of Termination or Continuation. This Lease shall terminate on the date that such notice from the Landlord or Tenant to the other shall be given, and the Base Rent and Additional Rent shall be prorated and adjusted as of such termination date. Upon a partial taking this Lease shall continue in force as to the remaining part of the Premises, and the Base Rent and Additional Rent shall be adjusted according to the rentable area remaining.

16.4    Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award. Tenant shall have no claim against Landlord or the condemning authority for the unexpired portion of the Lease term. Nothing contained in this Section 16.4 shall be deemed to prevent Tenant from making a claim in any condemnation proceeding for the value of any fixtures or furnishings installed by Tenant at its sole expense and which are included in the taking, relocation expenses and any other award to Tenant that does not have the effect of reducing Landlord’s claim.

16.5    Temporary Taking. A temporary taking (or transfer in lieu thereof) of any portion of the Premises by any authorized authority shall not cause a termination of this Lease, but Tenant shall be entitled to a rent reduction or abatement during the period its possession is interfered with because of any such taking of the Premises. Such rent reduction or abatement shall equal the lesser of the Rent that would have been payable by Tenant during the period of such temporary taking or an amount equal to the award paid by the condemning authority for such taking. If the taking is for a period of longer than one hundred twenty (120) days, or for an indefinite period that extends beyond one hundred twenty (120) days, either Landlord or Tenant may elect to terminate this Lease by giving written notice to the other given within thirty (30) days after the event giving rise to the right of termination. No temporary taking of the Land or of any portion of the Project not including the Premises shall give Tenant the right to any rent abatement, reduction, or lease termination.

16.6    Sole Rights. The rights of Tenant arising from a condemnation are limited to those set forth in this Section and Tenant waives any other rights now or hereafter available under applicable law.

17.    Landlord’s Self-Help Rights; Liability and Indemnification.

17.1    Landlord’s Right to Cure. If Tenant fails to pay or perform any of its obligations under this Lease, Landlord may, without waiving or releasing Tenant from its obligations hereunder, but shall not be required to, pay or perform such obligations on Tenant’s behalf upon ten (10) days’ notice to Tenant (except where, in Landlord’s opinion, an emergency exists, in which event no notice shall be required), and Tenant shall reimburse or pay promptly to Landlord the reasonable cost thereof as Additional Rent. “Reasonable cost,” as used in this Section 17, means Landlord’s actual out-of-pocket costs to effect such cure plus ten percent (10%) to cover overhead, administrative and collection charges. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from Landlord’s exercise of its rights under this Section 17.1.

17.2    Tenant’s Indemnity. Except for claims of bodily injury or damage to third party property each arising due solely to the gross negligence or willful misconduct of Landlord (“Excluded Claims”), Landlord shall not be liable for injury to any person, or for the loss of or damage to any property (including property of Tenant) occurring in or about the Premises. Tenant hereby indemnifies and holds Landlord harmless, and shall defend Landlord, for, from, against and regarding any and all claims, charges, liabilities, obligations, penalties, causes of action, liens, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord and arising from or in connection with: (a) Tenant’s use or occupancy of, or any activity, work or other thing done, permitted or suffered by Tenant on or about, the Premises, whether before, after or during the Term, (b) any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease, or (c) any act or omission of Tenant, or any officer, contractor, agent, employee, guest, licensee, or invitee of Tenant Such indemnification obligation shall extend to all costs, attorneys’ fees, and liabilities incurred in connection with the defense of any such claim (including appeals and petitions for review) or any action or proceeding brought thereon.

17.3    Limit on Landlord’s Liability. Except for Excluded Claims, Landlord and its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster or other material, steam, gas, electricity, or from bursting, overflowing, or leaking of water, water or rain which may leak from or into any part of the Premises or from pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, from dampness, from electrical wiring, circuitry, power surges, overloads. spiking or interruption of any kind, from air conditioning equipment, or from gas or odors, sprinkler leakage, or from any other cause whatsoever. Landlord and its agents shall not be liable for interference with the light, air, or other incorporeal hereditaments or for any latent defect in or on the Premises or the Project. Tenant shall give prompt notice to Landlord in case of casualty or accidents on or about the Premises. Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Project or its management. Landlord shall not be liable, regardless of cause, for the loss of or damage to any property, income or business, nor in any event for consequential damages.

17.4    Defense of Claims. In case any action or proceeding shall be brought against Landlord by reason of a claim covered by the provisions of Section 17.2, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense, by counsel reasonably approved in writing by Landlord.

18.    Defaults and Remedies.

18.1    Events of Default. In addition to events described elsewhere in this Lease as constituting a “default” or an “Event of Default,” the occurrence of any one or more of the following events shall constitute an Event of Default hereunder by Tenant:

(a)    Tenant’s vacation or abandonment of the Premises. Abandonment is herein defined to include, but is not limited to, failure to conduct its business at the Premises during any five (5) consecutive day period;

(b)    Tenant’s failure to make any payment of Rent hereunder as and when duet where such failure shall continue for a period of three (3) business days after Tenant’s receipt of written notice thereof; provided that, (i) unless otherwise required by applicable law, no such notice shall be required more frequently than once in any consecutive 12-month period and, where no notice is required, an Event of Default shall arise automatically upon the due date for the Payment of Rent; and (ii) Landlord may satisfy the three day notice requirement by delivering any notice under the unlawful detainer statutes;

(c)    Tenant’s failure to observe or perform any of the covenants or provisions of this Lease that creates a danger of injury or loss, or Tenant’s failure at any time to carry and provide proof of insurance, with the coverage and in the amounts, required to be carried by this Lease, where any such failure continues for three (3) business days after written notice or such shorter period as is reasonably required to correct such failure;

(d)    Tenant’s failure to observe or perform any of the other covenants or provisions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant (unless this Lease elsewhere provides that such failure alone constitutes an Event of Default hereunder upon its occurrence). If the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then upon Tenant’s written request within such twenty (20) day period an Event of Default shall not be deemed to occur if Tenant shall commence such cure within said twenty (20) day period and shall thereafter diligently prosecute such cure to completion, but in no event shall such default extend beyond sixty (60) days. Once notice of default has been given, no additional notice shall be required in order for Landlord to exercise remedies under Section 18.2 by reason of a recurrence or continuation of such default;

(e)    If (i) Tenant or any Guarantor named in the Basic Lease Terms summary preceding this Lease shall make any general assignment for the benefit of creditors; (ii) a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy shall be filed by or against Tenant or any such Guarantor (unless the same is dismissed within 75 days); (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 60 days; or (iv) substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, is attached, executed upon, or otherwise judicially seized, where such seizure is not discharged within 60 days; or

(f)    Tenant’s failure to deliver by August 31, 2017 the letter of credit required by Section 21.2(a) below.

18.2    Remedies. Upon the occurrence of an Event of Default, Landlord may exercise any one or more of the remedies set forth in this Section 18, or any other remedy available under applicable law or contained in this Lease.

18.2.1    Re-Entry. To the greatest extent allowed by applicable law, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof, peaceably but using such reasonable force as may be required, and without judicial process, or by any suitable action or proceeding at law, and may repossess the Premises, and may remove any persons, fixtures or chattels therefrom, to the end that Landlord may have, hold and enjoy the Premises. In the event of any such retaking of possession of Premises by Landlord, Tenant shall remove all personal property located thereon and upon failure to do so upon demand of Landlord, Landlord may in addition to any other remedies allowed by law, remove and store the same in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of Tenant. If Tenant shall fail to pay all sums due hereunder together with the cost of storing any such property within thirty (30) days after it has been stored, Landlord may sell any or all of such property at public or private sale and shall apply the proceeds of such sale first, to the cost of such sale; second, to the payment of the charges and expenses for reentry, removal and storage; third, to the payment of any other sums of money that may be due from Tenant to Landlord under the terms of this Lease; and the balance, if any, to Tenant. Tenant hereby waives all claims for damages that may be caused by Landlord’s re-entering and taking possession of the Premises or removing and storing or selling the property of Tenant as herein provided, and will indemnity, defend and save Landlord harmless from loss, costs or damages to Tenant occasioned thereby, and no such reentry shall be considered or construed to be a forcible entry. RE-ENTRY OR TAKING POSSESSION OF SAID PREMISES BY LANDLORD SHALL NOT BE CONSTRUED AS AN ELECTION ON ITS PART TO TERMINATE THIS LEASE UNLESS A WRITTEN NOTICE OF SUCH INTENTION IS GIVEN TO TENANT.

18.2.2    Continue the Lease. Landlord may elect to continue this Lease in effect, whether or not Tenant shall have abandoned or Landlord shall have re-entered the Premises. If Landlord continues this Lease in effect, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent as the same may become due hereunder and to recover damages from Tenant in accordance with the provisions of this Section 18.

18.2.3    Terminate Lease. Landlord may terminate Tenant’s right to possession and use of the Premises and/or terminate this Lease, in which case Tenant shall immediately surrender possession of the Premises to Landlord and shall pay Landlord damages as provided at this Section 18.

18.2.4    Monetary Damages and Recovery. Tenant shall have full liability for payment of all damages directly or indirectly suffered by Landlord which are proximately caused by any default or breach under this Lease, whether or not such default or breach is declared by Landlord, and such elements of damage and recovery by Landlord from Tenant shall specifically include, but not be limited to:

(a)    the worth at the time of award of any unpaid Rent which had been earned at the time of such termination of the Lease or possession; plus

(b)    the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination of the Lease or possession until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(c)    the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d)    the worth at the time of award of any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including but not limited to, (i) all legal expenses and other related costs incurred by Landlord following Tenant’s default; (ii) the unamortized portion of any rent abatement, tenant improvement costs and leasing commission paid or incurred by Landlord related to the then current Term of this Lease which is attributable to the unexpired portion of this Lease (amortized evenly over the then current Term with 8% interest); (iii) all costs incurred by Landlord in restoring the Premises to good order and condition; and (iv) interest, late charges and administrative fees, as herein provided.

The “worth at the time of award” referred to in Paragraphs (a), (b), and (d) above will additionally include interest at the Default Rate. The “worth at the time of award” referred to in Paragraph (c) will be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco in effect at the time of award, plus one percent (1%).

“Rent” shall be calculated for each month by adding (i) the monthly Base Rent and (ii) one-twelfth (l/12th) of the Additional Rent payable by Tenant hereunder during the twelve (12) consecutive month period prior to the month in which Tenant’s default occurred (or one-twelfth (1/12th) of the annualized amount of Additional Rent payable by Tenant for the period between the Commencement Date and the last day of the calendar month prior to the month in which Tenant’s default occurred, if such default occurs during the first twelve (12) calendar months of the Term).

Landlord shall not be obligated to relet the Premises to a particular tenant, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting; and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord at its option may make such physical changes to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting Tenant’s liability. If there is other unleased space in the Project, Landlord shall have no obligation to attempt to relet the Premises prior to leasing such other space in the Project.

18.2.5    Form of Action for Damages. To the extent permitted under State law, Landlord may sue periodically for damages as they accrue without barring a later action for further damages. If the Lease or possession is terminated and the Premises are subsequently relet, no portion of the rents from such new Lease that is in excess of the contracted rent hereunder shall be treated as an offset to monies owed by defaulting Tenant. All unpaid Rent after its due date shall bear interest from the date due at the Default Rate in addition to any late charges and administration costs related to such delinquency, whether or not a default is declared.

18.2.6    Deposit. Landlord may apply any Security Deposit and/or draw any letter of credit, in whole or part.

18.3    Cumulative Remedies. The remedies provided for in this Lease are cumulative and in addition to any other remedy available to Landlord at law or in equity. In the event of a breach by Tenant, of any of its obligations under this Lease, Landlord shall also have the right to obtain an injunction and any other appropriate equitable relief.

18.4    Termination. Even though Tenant has breached this Lease, Tenant’s contractual obligations under this Lease shall continue in effect for so long as Landlord does not terminate the same (and even though Landlord may have terminated Tenant’s estate and right to possession) by written notice to Tenant, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s rights to possession unless written notice of termination is given by Landlord to Tenant.

18.5    Waiver of Rights of Redemption. Tenant waives any and all rights of redemption granted under any present and future laws in the event Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

19.    Transfers By Tenant.

19.1    General.

19.1.1    Assignment and Subletting. Except for Permitted Transfers (as defined herein), Tenant shall not assign this Lease or any interest therein, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant, or otherwise transfer or dispose of Tenant’s interest in the Premises, either voluntarily or involuntarily, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Consent to one such assignment or sublease shall not imply any future consent, and all subsequent assignments and subleases shall be made only upon obtaining prior written consent of Landlord. Landlord shall not withhold its properly requested prior written consent to a Permitted Transfer. As used herein, “Permitted Transfer” shall mean the following transfers: (i) a merger where Tenant is the surviving entity or the sale of substantially all of Tenant’s assets to an entity whose tangible net worth, as demonstrated by financial statements delivered by Tenant at the time consent is requested, is equal to or greater than Tenant’s as of the time of the transfer; or (ii) an assignment or sublease of all or a portion of Tenant’s interest in this Lease or the Premises to any entity controlling Tenant, controlled by Tenant or under common control with Tenant. However, a transaction or series of transactions structured for the purpose of falling within the definition of “Permitted Transfer” to avoid the consent provisions that would otherwise apply hereunder shall not be a Permitted Transfer. Notwithstanding the above provisions and Section 19.3 below, the following transactions will not be deemed assignments: (x) the transfer of Tenant’s stock on a recognized national market or the issuance of additional preferred stock in a private placement; (y) the transfer of Tenant’s stock to its employees pursuant to an employee stock ownership plan or other arrangement with one or more employees; or (z) any transfer of Tenant’s stock by gift, bequest or inheritance. Tenant shall not mortgage or otherwise encumber its interest in this Lease.

19.1.2    Obligations of Assignees. Assignees or subtenants shall become directly liable to Landlord for all obligations of Tenant hereunder, but Tenant shall remain liable for the performance of all obligations owed to Landlord under this Lease. The instrument by which any assignment or subletting consented to by Landlord is accomplished shall expressly provide that the assignee or subtenant will perform and observe all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease and that Landlord will have the right to enforce such agreements, covenants and conditions directly against such assignee or subtenant.

19.1.3    Procedure for Consent. It shall be the responsibility of Tenant to provide Landlord, in a manner acceptable to Landlord, with such information as Landlord reasonably determines is necessary for Landlord to grant or withhold its consent. If Tenant desires to request approval to assign, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least thirty (30) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”), which shall set forth the name, address and business of the proposed assignees or subtenant, current and signed financial statements, credit information as required by Landlord, the Assignment Date, any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, and the consideration and all other material terms and conditions of the proposed assignment or sublease, all in such detail as Landlord shall reasonably require. If Landlord requests additional detail, the Assignment Notice shall not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold action on the request to any assignment or sublease until such information is provided. Landlord may, following receipt of all such information, withhold or grant its consent under this Section 19 as described herein; any consent may be granted subject to conditions including but not limited to execution of a Consent and Assumption Agreement in form prepared by Landlord. Tenant agrees to pay to Landlord at the time consent is requested, $1,000.00 to be applied to all attorneys’ fees and other expenses incurred by Landlord related to a request for consent regardless of whether such consent is granted and regardless of whether the transfer is consummated; if the total of such fees and expenses exceeds this payment, Tenant shall pay the excess upon request in an amount not to exceed $2,500.00. In considering an Assignment Notice, Landlord may, among other things, consider financial capability, business reputation, business experience, existing and future space requirements of the proposed assignee or subtenant, the intended use, and the anticipated demand for services by the assignee or subtenant.

19.1.4    Sublease Income. If Tenant shall sublet all or any portion of the Premises, then one-half of any consideration paid by the subtenant for the portion of the Premises being sublet that exceeds the Base Rent and Additional Rent provided by this Lease for such portion of the Premises being sublet shall be due, owing and payable from Tenant to Landlord when paid or owing by the subtenant under the sublease. For the purpose of this Section 19, the rent for each square foot of floor space in the Premises shall be deemed equal.

19.2    Listing Premises. Tenant shall not list the Premises for lease through a broker, or advertise or publicize in any way the availability of the Premises, without prior written notice to and the written approval of Landlord.

19.3    Corporate Changes. If Tenant is a corporation, partnership or limited liability company, then any transfer of this Lease by merger, consolidation, liquidation, change in the ownership or power to vote the majority of the issued and outstanding stock, or of the partnership or membership interest, of Tenant shall constitute an assignment for the purposes of this Section 19; the parties acknowledge that such an assignment may be a Permitted Transfer.

19.4    Unapproved Transfers. Any attempted transfer in violation of the requirements of this Section 19 shall be void and, at the option of Landlord, shall constitute an Event of Default.

19.5    Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

19.6    Prohibited Occupants. In no event whatsoever will Tenant assign this Lease to, sublease all or part of the Premises to, or allow all or any part of the Premises to be occupied by a Prohibited Occupant. The Prohibited Occupants are: (a) Canon, Dell, HP, Kyocera Mita, Konica Minolta, Lexmark, Pitney Bowes, Ricoh, Samsung, and Sharp, (b) any successor of the foregoing, and (c) any affiliate of any entity reference in item (a) or (b).

20.    Subordination; Attornment; Quiet Enjoyment.

20.1    Subordination, Nondisturbance. This Lease, and all rights of Tenant hereunder, are and shall be, upon the election of the holder thereof, subject and subordinate to all mortgages, trust deeds and other financing and security instruments (“Mortgages”), that may now or hereafter affect the Premises, and to all renewals, modifications, replacements and extensions of any such Mortgages. This Section shall be self-operative, and no further instrument of subordination shall be required to effect a subordination hereunder; provided, however, that in confirmation of such subordination Tenant shall promptly execute, acknowledge or deliver any instrument that Landlord or any such mortgagee may reasonably request to evidence such subordination so long as the same includes a nondisturbance provision consistent with Section 20.3 below. Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instruments for and on behalf of Tenant, at Landlord’s sole election. In addition to the foregoing, any mortgagee under the Mortgages has the right, at any time, to prepare and file a notice of subordination with the County Recorder.

20.2    Attornment. If the interest of Landlord under this Lease is transferred, whether through possession, foreclosure or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such request for attornment, Tenant’s rights hereunder shall continue in full force and effect as a direct Lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as set forth in this Lease so long as Tenant is not in default.

20.3    Quiet Enjoyment. So long as Tenant pays all Rents and complies with all of the terms and conditions of this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises. This covenant shall, subject to the provisions of this Lease, be binding upon the subsequent successors in interest of Landlord’s interest in this Lease including those to whom Tenant is subordinate and/or to whom Tenant agreed to attorn pursuant to Sections 20.1 and 20.2.

20.4    Estoppel Certificates. Within ten (10) business days following any written request that Landlord may make from time to time, Tenant shall execute and deliver to Landlord and/or any prospective mortgagee or purchaser designated by Landlord, a statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, and stating the date and nature of such modifications); (c) the date to which the rental and other sums payable under this Lease have been paid; (d) that there are no current default under this Lease by Landlord except as specified in such statement; and (e) such other matters as may be reasonably requested. Landlord and Tenant intend that any statement delivered by Tenant pursuant to this Section may be relied upon by any mortgagee, beneficiary, purchaser, or prospective purchaser of the Premises or any interest therein. Tenant’s failure to deliver such statement within such time (x) shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in the Landlord’s performance, and (iii) that no more than one month’s rental has been paid in advance, and (y) at Landlord’s election, shall constitute an Event of Default hereunder. If Landlord desires to finance or refinance the Premises, or any part thereof, Tenant shall, within ten (10) business days following Landlord’s request therefor, deliver to any lender designated by Landlord an unaudited balance sheet and profit and loss statement of Tenant. All such information shall be received in confidence and shall be used only for the purpose herein set forth.

20.5    Mortgagee Protection. If there occurs any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises to whom Tenant has been furnished an address, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

20.6    Modification for Lender. If, in connection with obtaining construction, interim, or permanent financing related to the Premises, a lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay, or defer its consent thereto provided that such modifications do not adversely increase Tenant’s obligations, or decrease Tenant’s rights, hereunder.

20.7    New Owner Obligations. Any person or entity who acquires the Property in a foreclosure sale, or by a deed in lieu of foreclosure, and any direct transferee of the beneficiary under a deed of trust or mortgage who so-acquires the Property (all of the foregoing are together referred to as a “New Owner”), shall not be responsible for liabilities of the Landlord that accrued before the date on which such title was first acquired. A New Owner shall not be bound by Rents paid more than one month in advance, or by any amendment, modification, extension, renewal or other action affecting this Lease or the tenancy hereunder, unless such Rents were collected, or such action was taken, in compliance with the Mortgage under which the New Owner (or the New Owner’s transferor) was the beneficiary.

20.8    Assignment of Rents. Upon receipt of written notice from any beneficiary of a deed of trust or mortgage covering the Premises (a “mortgagee”) in which such Mortgagee (a) certifies that Landlord has assigned all Rents under the Lease to such Mortgagee, and (b) demands that all Rents under the Lease henceforth be paid to such Mortgagee at an address specified therein, Tenant shall pay all further Rents coming due in accordance with such notice.

21.    Security.

21.1    Financial Statements. Tenant shall furnish to Landlord, on or before the 90th day following the end of each fiscal year, the unaudited financial statements of Tenant and of any Guarantor for the preceding fiscal year (consisting of a balance sheet and a profit and loss statement) each prepared by a certified public accountant in accordance with generally accepted accounting principles (or other method approved by Landlord) consistently applied.

21.2    Deposit.

(a)    On or before August 1, 2017, Tenant shall deliver to Landlord a letter of credit in the amount specified in the summary of Basic Lease Terms preceding this Lease and in the form and otherwise in compliance with Exhibit F, the provisions of which are incorporated herein. If Landlord does not receive the letter of credit on or before August 31, 2017, then Tenant shall pay to Landlord an additional sum equal to $500.00 per day from and including August 31, 2017 to and including the date the letter of credit is delivered. By their execution of this Lease, Landlord and Tenant confirm that such late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of any such late delivery, that the late charge is in addition to any and all remedies available to Landlord, and that the assessment and/or collection of the late charge shall not be deemed a waiver by Landlord of such failure or of any other default under this Lease.

(b)    The following provisions of this Section 21.2 apply to any cash drawn from the letter of credit that Landlord elects to hold as a cash deposit (the “Security Deposit”).

(c)    If Tenant defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in this Section 21.2. If Tenant performs all of Tenant’s obligations hereunder, Landlord shall return the Security Deposit (or so much thereof as has not theretofore been applied by Landlord as permitted under this Section 21.2) within thirty (30) days following the date of expiration of the Lease Term or the date on which Tenant has vacated the Premises. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. Landlord shall be entitled to deliver the funds constituting the Security Deposit hereunder to any purchaser of Landlord’s interest in the Premises, whether by sale, foreclosure, deed in lieu of foreclosure, or otherwise, and upon such delivery, Landlord shall be discharged from any further liability with respect to the Security Deposit. If Landlord transfers this Lease (as part of a transfer of the Project or otherwise), then Landlord shall be relieved of all liability to Tenant arising or accruing after the date of such transfer, provided the Security Deposit is transferred to said transferee. Tenant shall look solely to the transferee for return of any Security Deposit. Tenant hereby grants Landlord a security interest in the Security Deposit.

22.    Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State.

23.    No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger of the Landlord’s and Tenant’s estate, and shall, at the option of Landlord, operate either as an assignment to Landlord of any or all subleases or subtenancies or as a termination thereof.

24.    Attorneys’ and Collection Fees. In addition to Landlord’s attorneys’ fees, if any, to be paid pursuant to this Section 24.1 below, if at any time or times hereafter Landlord employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Lease or to enforce any rights of Landlord and/or obligations of Tenant hereunder, then Tenant shall pay Landlord on demand all of the attorneys’ fees arising from such services and any expenses, costs and charges relating thereto. If Landlord should bring an action or suit for possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or in the event of any other arbitration or litigation between the parties with respect to this Lease, then all costs and expenses, including collection agency fees and reasonable attorneys’ fees incurred by the prevailing party in such arbitration or litigation, including on any arbitration or court proceeding, appeal, petition for review therefrom or in any proceeding before a U.S. Bankruptcy Court, shall be paid by the other party, such amount to be set by the court before which the matter is heard, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

25.    [Omitted].

26.    Tenant’s Liability and Performance. Except as may be otherwise specifically provided in this Lease, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If more than one person or entity executes this Lease as Tenant, (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (b) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally. The act or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

27.    Definition of Landlord; Limitation of Liability. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the lessor’s interest in this Lease. In the event of any transfer, assignment, or other conveyance or transfers of any such interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment, or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed. Without further agreement, the transferee of such interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease. Tenant and all successors and assigns acknowledge that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

(a)    The sole and exclusive remedy shall be a claim against the Landlord, with any judgment against Landlord being satisfied only out of its interest in the Project (no other assets of Landlord shall be subject to levy, execution or other procedure to satisfy such a judgment);

(b)    No member or manager of Landlord and no agent or employee of Landlord or of any such member or manager shall be sued, named as a party in any suit or action, served with process or subjected to any judgment, and any such judgment taken against any member, manager, agent or employee may be vacated and set aside at any time nunc pro tunc; and

(c)    No writ of execution will ever by levied against the assets of any such member, manager, agent or employee.

This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder, or is delayed in doing so, if such inability or delay is caused by reason of strike, labor trouble, inclement weather, war, riot, acts of God or any other cause beyond the reasonable control of Landlord (these are events of “Force Majeure”). Landlord shall be excused from performing any obligation hereunder while such obligation cannot reasonably be performed due to an event of Force Majeure.

Tenant acknowledges that many uses and events at the Project may be governed by recorded documents, legal requirements, one or more ground leases, and one or more owners associations or other third parties. Notwithstanding any other provision hereof, Landlord shall have no liability and shall not be in default, and Tenant shall have no right to terminate this Lease, based upon any act, omission or failure of any such third party, and Landlord is not obligated to perform any act if Landlord does not have the right to do so.

28.    Waiver. Landlord’s waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice that may evolve between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance of such Rent. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar acts by the acting party. Acceptance of one or more rental or other payments after the dates when the same first became due or after the applicable grace period shall not prevent Landlord, with respect to subsequent payments, (a) from insisting upon prompt payment of all amounts due hereunder, (b) from insisting upon payment of the late fees provided for herein, or (c) from declaring an Event of Default hereunder. Without limiting the generality of the foregoing, no payment by Tenant or receipt by Landlord of a lesser amount than the full Rent then due shall be deemed to be other than on account of the earliest stipulated Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity. Acceptance of Rent from another company or entity does not constitute consent to a purported sublease or assignment.

29.    Miscellaneous Provisions.

29.1    Successors or Assigns. Except as otherwise provided herein, all the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and their respective heirs, administrators, executors, successors, subtenants, concessionaires, assigns and marital communities, if any, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise.

29.2    Authority of Parties. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation, and this Lease is binding upon said corporation. Any person executing this instrument, its exhibits, addenda, extensions, or renewals, or represents any material fact relevant hereto in writing, warrants and represents that he/she is duly authorized to so act.

29.3    Interest on Past Due Obligations. Any amount due from Tenant to Landlord hereunder which is not paid when due shall bear interest at the Default Rate from the date due until paid, but the payment of such interest shall not excuse or cure any default by Tenant, and interest shall be compensation for the loss of use of the past due funds, and shall be in addition to late or delinquent charges which are reimbursements for administrative costs associated with collecting and processing such past due amounts. An administrative charge of $25.00 will be assessed for any check from Tenant which is returned for any reason.

29.4    Broker’s Commission. The brokers who negotiated this Lease, if any, are identified in the Basic Lease Terms preceding this Lease. Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and Tenant shall have no responsibility therefor. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall indemnify and hold Landlord harmless for, from, against and regarding any liability in respect thereto, including attorney’s fees and costs.

29.5    Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The Section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

29.6    Examination of Lease; Delivery. Submission of this document for examination and signature by Tenant is not an offer to lease and does not create a reservation or option to lease. Landlord may negotiate with, and lease the Premises to, other third parties and may cease negotiation with Tenant at any time. No claim for reliance, estoppel, contract, breach of good faith, or other claim can be made based upon the circulation and negotiation of this Lease. This document will become effective and binding only upon full execution and delivery by both Tenant and Landlord. This Lease and all later documents, such as amendments, (a) may be executed by electronic signature, (b) may be executed and delivered in counterpart, and (c) may be delivered electronically or by facsimile (provided, if requested by Landlord, Tenant shall deliver a manually executed original of any of the foregoing to Landlord). Electronic records, electronic signatures, and facsimile signatures may be used in connection with the execution of this Lease and such later documents, and the same shall be legal and binding and have the same full force and effect as if a paper original of this Lease or such document had been signed using a handwritten signature. Landlord and Tenant (i) intend to be bound by electronic signatures and by documents sent or delivered by facsimile, electronic mail, or other electronic means, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease or any later documents based on the foregoing forms of signature or delivery. The foregoing does not prohibit the use of handwritten signatures or physical delivery.

29.7    Time. Except as otherwise specifically provided herein, time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.8    Amendments. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

29.9    Partial Invalidity. If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such terms, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

29.10    Recording. Tenant shall not record or file this Lease, or any assignment or security document pertaining to this Lease or all or any part of Tenant’s interest therein without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord shall deem appropriate. However, upon the request of Landlord, both parties shall execute a memorandum or “short form” of this Lease for the purposes of recordation in a form customarily used for such purposes. Said memorandum or short form of this Lease shall describe the parties, the Premises and the Lease Term and shall incorporate this Lease by reference.

29.11    Notices. All notices that either party shall be required or may desire to deliver hereunder shall be given in writing and shall be sent by registered or certified mail, return receipt requested, or by facsimile transmission or electronically, and shall be deemed received upon the earlier of the date of receipt or refusal thereof. Notices shall be delivered to Tenant at the Premises and to Landlord at both the address for Landlord and the address for Landlord’s property manager, if any, each set forth in the Basic Lease Terms preceding this Lease. In addition, a copy of any notice to Landlord shall be delivered to the following address:

Schwabe, Williamson & Wyatt, P.C.

Pacwest Center

1211 SW Fifth Avenue, Suite 1700

Portland, OR 97204

Facsimile: (503) 796-2900

Attn: John Guinasso

Email: jguinasso@schwabe.com

Landlord may change its address for notice by giving notice to Tenant in the manner set forth above, which notice shall only be effective upon receipt or refusal. Notice to Tenant hereunder may be given by Landlord’s attorney.

29.12    Entire Agreement. This Lease, including the Table of Contents, the Basic Lease Terms, and the Exhibits listed in the Basic Lease Terms and attached hereto, all of which are incorporated herein by this reference to them, together with any other document to be furnished pursuant to the provisions hereof, embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Lease and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

29.13    Survival of Obligations. The covenants, duties, and obligations of Tenant contained herein that by their nature do not depend upon Tenant’s possession of the Premises (including, without limitation, obligations arising under Section 17.2) shall survive the expiration or earlier termination of this Lease and such expiration or termination shall not excuse Tenant from the full performance thereof.

29.14    Representations and Warranties. Landlord has made no representations or warranties except as contained herein. No agent or broker of Landlord has authority to make nor has made any promise, warranty or representation to Tenant. Any offering materials or advertisements are specifically disclaimed and are superseded by this Lease; Tenant has not relied upon any of the same. Except only for Landlord’s covenants stated in this Lease, the Premises is leased “AS IS.” Tenant hereby represents and warrants that financial statements and other information furnished by Tenant to Landlord are true, accurate and complete, and such representation and warranty shall survive the execution and termination of this Lease and is material consideration relied upon by Landlord in executing this Lease. Any false, misleading or inaccurate statement made by Tenant therein shall constitute a material breach and an Event of Default hereunder.

29.15    USA Patriot Act Compliance. Tenant represents to Landlord that Tenant is not (and is not engaged in this transaction on behalf of) a person or entity with which Landlord is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (“Anti-Terrorism Laws”). “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (aka, the USA Patriot Act); Executive Order 13224; the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq.; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq.; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq.; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

29.16    Consents. The grant of any consent or approval required from Landlord under this Lease shall be proved only by proof of a written document signed and delivered by Landlord expressly setting forth such consent or approval. Unless otherwise specified herein, any such consent or approval may be withheld in Landlord’s sole discretion and subject to conditions determined by Landlord, in its sole discretion, with which Tenant shall comply. Landlord has the right to withhold any consent or approval for which an additional third party consent is required; issuance of such third party consent does not require Landlord to issue its consent or approval, nor is Landlord required to accept any third party consent that is not acceptable to Landlord, in its sole discretion. Notwithstanding any other provision of this Lease, the sole and exclusive remedy of Tenant for any alleged or actual improper withholding, delaying or conditioning of any consent or approval by Landlord shall be the right to specifically enforce any right of Tenant to require issuance of such consent or approval on conditions not prohibited by this Lease; in no event shall Tenant have the right to terminate this Lease, to collect monetary damages, or to pursue any other remedy for any actual or alleged improper withholding, delaying or conditioning of any consent or approval, regardless of whether this Lease requires that such consent or approval not be unreasonably withheld, conditioned or delayed. If there is a dispute regarding any Landlord’s consent or approval or failure to issue a consent or approval, then, at the election of Tenant, the parties will immediately enter into binding arbitration under the AAA Commercial Arbitration Rules and Mediation Procedures for “Expedited Procedures.”

29.17    Confidentiality. Tenant shall not disclose to any third party the terms or provisions of this Lease, nor any communications or information sent to Tenant from Landlord under or pursuant to this Lease, except only as may be required by law.

29.18    Security. Landlord has no duty to provide security for any portion of the Project. To the extent Landlord elects to provide any security, Landlord is not warranting the effectiveness of any security personnel, services, procedures or equipment and Tenant shall not rely on any such personnel, services, procedures or equipment. Landlord shall not be liable for failure of any such security personnel, services, procedures or equipment to prevent or control, or to apprehend anyone suspected of, personal injury or property damage in, on or around the Project.

IN WITNESS WHEREOF, the parties have executed this Lease on the Effective Date.

LANDLORD:	Parkway Woods Business Park, LLC,
a Delaware limited liability company

	By:	Parkway Woods BP Venture, LLC,
a Delaware limited liability company
	Its:	Sole Member

		By:	SKB-Parkway Woods, LLC,
an Oregon limited liability company
		Its:	Operating Member

			By:	ScanlanKemperBard Companies,
LLC, an Oregon limited liability
company
			Its:	Operating Manager

	By:	/s/ Chris Ebersole
	Name:	Chris Ebersole
	Title:	SVP - Asset Management

TENANT:	ESS Tech, Inc., a Delaware corporation

	By:	/s/ Craig Evans
	Name:	Craig Evans
	Title:	2017.07.20

EXHIBIT A

Portions of Wilsonville Zoning Code

Section 4.135.    PDI- Planned Development Industrial Zone.

Section 4.135.    PDI- Planned Development Industrial Zone.

(.01)	Purpose: The purpose of the PDI zone is to provide opportunities for a variety of industrial operations and associated uses.

(.02)	The PDI Zone shall be governed by Section 4.140, Planned Development Regulations, and as otherwise set forth in this Code.

(.03)	Uses that are typically permitted:

A.	Warehouses and other buildings for storage of wholesale goods, including cold storage plants.

B.	Storage and wholesale distribution of agricultural and other bulk products, provided that dust and odors are effectively contained within the site.

C.	Assembly and packing of products for wholesale shipment

D.	Manufacturing and processing

E.	Motor vehicle services, or other services complementary or incidental to primary uses, and which support the primary uses by allowing more efficient or cost-effective operations

F.	Manufacturing and processing of electronics, technical instrumentation components and health care equipment.

G.	Fabrication

H.	Office complexes - Technology

I.	Corporate headquarters

J.	Call centers

K.	Research and development

L.	Laboratories

M.	Repair, finishing and testing of product types manufactured or fabricated within the zone.

N.	Industrial services

O.	Any use allowed in a PDC Zone, subject to the following limitations:

1.

Service Commercial uses (defined as professional services that cater to daily customers such as financial, insurance, real estate, legal, medical or dental offices) not to exceed 5000 square feet of floor area in a single building, or 20,000 square feet of combined floor area within a multi-building development.

2.	Office Complex Use (as defined in Section 4.001) shall not exceed 30% of total floor area within a project site.

3.

Retail uses, not to exceed 5000 square feet of indoor and outdoor sales, service or inventory storage area for a single building and 20,000 square feet of indoor and outdoor sales, service or inventory storage area for multiple buildings.

CHAPTER 4 - PLANNING AND LAND DEVELOPMENT	PAGE B – 88
ZONING	UPDATED JULY 2013

EXHIBIT A

Section 4.135.    PDI- Planned Development Industrial Zone.

4.

Combined uses under Subsections 4.135(.03)(O.)(1.) and (3.) shall not exceed a total of 5000 square feet of floor area in a single building or 20,000 square feet of combined floor area within a multi-building development.

P.	Training facilities whose primary purpose is to provide training to meet industrial needs.

Q.	Public facilities.

R.	Accessory uses, buildings and structures customarily incidental to any permitted uses.

S.	Temporary buildings or structures for uses incidental to construction work. Such structures to be removed within 30 days of completion or abandonment of the construction work.

T.	Other similar uses, which in the judgment of the Planning Director, are consistent with the purpose of the PDI Zone.

(.04)	Block and access standards:

The PDI zone shall be subject to the same block and access standards as the PDC zone, Section 4.131(.02) and (.03).

(.05)

Performance Standards. The following performance standards apply to all industrial properties and sites within the PDI Zone, and are intended to minimize the potential adverse impacts of industrial activities on the general public and on other land uses or activities. They are not intended to prevent conflicts between different uses or activities that may occur on the same property.

A.

All uses and operations except storage, off-street parking, loading and unloading shall be confined, contained, and conducted wholly within completely enclosed buildings, unless outdoor activities have been approved as part of Stage II, Site Design or Administrative Review.

B.

Vibration: Every use shall be so operated that the ground vibration inherently and recurrently generated from equipment other than vehicles is not perceptible without instruments at any boundary line of the property on which the use is located.

C.	Emission of odorous gases or other odorous matter in quantities as detectable at any point on any boundary line of the property on which the use is located shall be prohibited.

D.	Any open storage shall comply with the provisions of Section 4.176, and this Section.

E.

No building customarily used for night operation, such as a baker or bottling and distribution station, shall have any opening, other than stationary windows or required fire exits, within one hundred (100) feet of any residential district and any space used for loading or unloading commercial vehicles in connection with

CHAPTER 4 - PLANNING AND LAND DEVELOPMENT	PAGE B – 89
ZONING	UPDATED JULY 2013

EXHIBIT A

Section 4.001 Definitions.

183.	New Facility: The installation of a new transmission tower. New attachments are not new facilities. [Added by Ord. #479, 5/19/97]

184.	Non-Conforming Lot: A legally created lot or parcel that does not conform in terms of area, width, depth, or other dimensions with the standards of the zone in which it is located.

185.

Non-Conforming Site Conditions: A legally established site that does not conform with the landscaping, parking or other site development standards of the zone in which it is located. A site may be rendered non-conforming to development standards through a change in zoning requirements or through the acquisition of some portion of the property by a public agency. For purposes of this Code, a site for which Stage II Planned Development approval has been granted by the City, and which approval remains in effect, shall not be deemed non-conforming. [Amended by Ordinance No. 538, 2/21/02.]

186.

Non-Conforming Structure: A legally established building or other structure that does not conform with the height, setback, area, lot coverage, or other standards for structures of the zone in which it is located. A structure may be rendered non-conforming through a change in zoning requirements or through the acquisition of some portion of the property by a public agency. For purposes of this Code, a structure for which Stage II Planned Development approval bas been granted by the City, and which approval remains in effect, shall not be deemed non-conforming. [Amended by Ordinance No. 538, 2/21/02.]

187.

Non-Conforming Use: A legally established use, which was established prior to the adoption of the zoning use requirements for the site with which it does not conform. For purposes of this Code, a use for which or Stage II Planned Development approval has been granted by the City, and which approval remains in effect, shall not be deemed non-conforming. [Amended by Ordinance No. 538, 2/21/02.]

188.

Northern lot line: The lot line that is the smallest angle from a line drawn east-west and intersecting the northernmost point of the lot, excluding the pole portion of a flag lot. If the north line adjoins an undevelopable area other than a required yard area, the northern lot line shall be at the northern edge of such undevelopable area. If two lot lines have an identical angle relative to a line drawn east-west, or if the northern lot lines is less than 35 feet, then the northern lot line shall be a line 35 feet in length within the lot parallel with and at a maximum distance from the front lot line (see Figure 3: Northern lot line in Section 4.137).

189.

North-south dimension: The length of a line beginning at the mid-point of the northern lot line and extending in a southerly direction perpendicular to the northern lot line until it reaches a property boundary (see Figure 4: North-South Dimension of the Lot in Section 4.137).

190.	Office: A use category designating buildings commonly used as a workplace for professional or government functions.

191.

Office Complex: A planned development commercial center or complex of administrative, professional and general office uses. Typical uses include governmental, financial, architectural, medical, dental, legal, real estate, accounting, insurance and general business offices.

CHAPTER 4 – PLANNING AND LAND DEVELOPMENT	PAGE A - 16
ADMINISTRATION	UPDATED JANUARY 2015

EXHIBIT A

Section 4.001 Definitions.

192.	Obtrusive Light. Glare and light trespass. [Added by Ord. 649, 6/2/08]

193.

Office Complex - Technology. Applies to office uses in an industrial, typically high-technology, setting, including research and development, software or hardware development, telecommunication or data manipulation operations.

Typically in an industrial campus setting, Technology-Office Complexes are expected to generate less traffic than general office uses.

Technology-Office Complex is not intended to apply to general office uses such as medical offices, real estate sales offices, or similar operations that are more appropriately the predominate uses in non-industrial areas.

194.

Official Map: The map established by the City Council on which the plan locations, particularly of streets, are indicated with detail and exactness so as to furnish the basis for property acquisition, building restrictions, building permits, zoning or other uses, the original -of which is on file in the office of the City Recorder.

195.	Open Space: Land that is not covered by buildings, paving, or other hard surfaces, unless such hard surfaces are part of an approved landscape plan.

196.	Open Space Area: A specific measurement. See Section 4.125(.08), Open Space.

197.	Ornamentation: The details of shape, texture, and color that are deliberately added to a structure for decorative effect.

198.

Outdoor Dining Area: A space designated for commercial dining, partially bounded by building walls, screening or property lines, but open to the sky, and open on at least one side to a street or public space.

199.

Outdoor Living Area: Outdoor recreational area intended for the use of the residents of the development. In order to be considered “outdoor living area” it must be usable and accessible by the residents of the development.

200.

Ornamental or Accent Lighting. Outdoor lighting that is installed mainly or entirely for its decorative effect or to accent an object or a feature, rather than as an aid to visibility. [Added by Ord. 649, 6/2/08]

201.	Parking Facility, Commercial: A surface lot or parking structure that is operated as a business and is not integral to a specific use or uses within Villebois.

202.	Parking Space: A permanently surfaced and marked area not Jess than nine (9) feet wide and eighteen (18) feet long, excluding paved area necessary for access. for the parking of a motor vehicle.

203.

Parking Space, Accessible: A permanently surfaced and marked area meeting the standards established by ORS 447.233. Such spaces shall be appropriately reserved and signed for use by the disabled and shall be subject to any additional standards of the Americans with Disabilities Act (ADA) or other applicable provisions of local, state or federal Jaw.

204.

Parking Space, Compact: A permanently surfaced and marked area not less than seven (7) feet, six (6) inches wide and fifteen (15) feet long, excluding paved area necessary for access, for the parking of a compact motor vehicle. In order to be considered a compact parking space, it must be clearly labeled as such. [Amended by Ord. #674 11/16/09]

CHAPTER 4 – PLANNING AND LAND DEVELOPMENT	PAGE A - 17
ADMINISTRATION	UPDATED JANUARY 2015

EXHIBIT A

EXHIBIT B

Premises

EXHIBIT B

EXHIBIT B-1

Parking

EXHIBIT B-1

EXHIBIT C

Work Letter

1.    Landlord Work. Landlord has not agreed to perform any tenant improvement work.

2.    Tenant Work. Tenant intends to install certain leasehold improvements in the Premises (the “Tenant Improvements”). The installation of such Tenant Improvements shall be accomplished in accordance with this Work Letter and also all other applicable provisions of the Lease; provided, in the event of a conflict, the provisions of this Exhibit shall control. The installation of such Tenant Improvements is herein referred to as “Tenant’s Work.” It is contemplated that the Tenant Improvements will include:

•	Executive Offices

•	Board Room

•	Electric Drops

•	Compressed Air Plumbing

•	Lighting Improvement in Office and Warehouse Space

•	HVAC Upgrades

•	Employee Entrance Hallway

•	Wall Pass Through in Dock Area

3.    Plans. Prior to commencing Tenant’s Work, Tenant shall obtain Landlord’s prior written approval of the final plans and specifications for Tenant’s Work, which approval shall not be unreasonably withheld, but which may be issued subject to reasonable conditions. The final plans and specifications as approved by Landlord are herein referred to as the “Final Plans.” The proposed plans and specifications must be prepared by Tenant’s architect.

4.    Permits and Approvals. Prior to commencing any construction activity, Tenant shall obtain, at its sole cost and expense, all permits and approvals necessary to perform Tenant’s Work in accordance with the Final Plans. Copies of all such permits and approvals shall be delivered to Landlord as obtained.

5.    Contractors.

a.    General Contract. Tenant shall engage a licensed general contractor to perform Tenant’s Work. Tenant shall consult with Landlord regarding the identity of such general contractor, and shall not engage a general contractor as to whom Landlord has a reasonable objection. Tenant shall include, within the provisions of its contract with the general contractor, the following provisions:

i.    The general contractor shall subcontract only to appropriately licensed subcontractors.

EXHIBIT C

ii.    The general contract shall contain all customary warranties for work of the types performed and shall require the general contractor to obtain all customary warranties from each subcontractor and supplier. All such warranties, whether from the general contractor or from a subcontractor or supplier, shall expressly state that they are for the benefit of both Landlord and Tenant, that the same are assignable to Landlord, and that Landlord shall have a direct right to enforce the same.

a.    Performance. A copy of the general contract and of all subcontracts, supplier contracts, and operating manuals shall be delivered to Landlord as executed/received. Tenant shall pay and perform all of its obligations to the general contractor and otherwise with respect to the Tenant’s Work as it is completed in accordance with the general construction contract. Payments to the general contractor shall be made, in full, no less frequently than monthly.

b.    Subcontractors. Tenant and its general contractor shall employ only subcontractors approved by Landlord to perform mechanical, HVAC, electrical and plumbing work. Approval of any such subcontractor by Landlord does not impose any obligation or liability upon Landlord.

6.    Construction. Tenant shall comply with the following provisions.

a.    Course of work. Tenant shall commence construction of Tenant’s Work promptly after fulfillment of the above provisions. Tenant’s Work shall be constructed continuously and expeditiously to proceed to final completion. Tenant’s Work shall be conducted and scheduled so as to avoid disruption of the operations of other tenants or occupants of the Project and to avoid any odor or noise that disturbs any other lessee. No dust or debris shall be created, nor materials stored, outside of enclosed Premises.

b.    Compliance. Tenant’s Work shall be constructed in strict conformity with all applicable permits and approvals, all applicable laws, any conditions of Landlord’s approval of the Final Plans, and any reasonable directions or requirements of Landlord’s property manager.

c.    Deliveries. Upon final completion, Tenant shall deliver to Landlord the following:

i.    A complete set of “as built” plans and specifications showing fully and in detail all work, including changes from the approved Final Plans and any variations from the work as shown on the Final Plans.

ii.    A complete copy of all inspection reports from governmental authorities and of all certificates of occupancy.

iii.    A copy of all warranties from the architect, the general contractor, all subcontractors, and all material suppliers, together with an assignment of the rights of Tenant with respect to all such warranties in form acceptable to Landlord.

EXHIBIT C

iv.    A certified copy of a completion notice showing proper recording.

v.    Paid invoices and unconditional lien waivers for all of Tenant’s Work.

7.    Utilities. Certain existing utility lines may not be necessary for continued use following completion of Tenant’s Work. All such utility lines shall be legally abandoned in place in conformity with all applicable laws and codes. All such abandoned utility lines shall be shown on the Final Plans. Tenant shall place attractive and openly visible permanent caps over such utilities.

8.    Liens. Tenant shall pay, as and when due, all amounts with respect to the Tenant’s Work. Tenant shall not allow any claim of lien to be perfected by filing with respect to Tenant’s Work. In the event any such claim of lien is filed, and Tenant does not satisfy, bond or post cash collateral in the manner provided for in ORS 87.076 (and deliver to Landlord proof thereof) the lien within twenty (20) days after Tenant’s receipt of notice of the recording of the lien, then without waiver of such default or of other rights or remedies, but with at least two (2) business days’ notice to Tenant, Landlord shall have the right to cause such claim of lien to be removed by any means, including by payment; Landlord is not obligated to inquire as to the validity of any such lien or to determine whether all amounts claimed are due. Tenant acknowledges that Tenant’s failure to discharge a lien and the subsequent payment of the same by Landlord may preclude Tenant from contesting the amount claimed. Any amounts expended by Landlord in connection with such claim of lien and/or in payment or other discharge of such lien shall be immediately reimbursed from Tenant to Landlord.

9.    Construction Insurance. Prior to commencing any construction activity at the Premises, Tenant shall obtain the following insurance: Complete commercial general liability and course of construction insurance in form and content satisfactory to Landlord. The form of insurance shall be delivered to Landlord for approval prior to commencement of construction. A copy of the policies and a certificate indicating that such insurance is in effect and fully paid, that Landlord and its property manager are additional insureds, and that the same will not be terminated or modified without at least 10 days prior written notice to Landlord shall be delivered to Landlord prior to the commencement of any construction activity at the Premises.

10.    Payment Contribution. Tenant shall finally complete Tenant’s Work in accordance with the provisions of this Lease, shall fully pay for the same, and shall obtain all necessary certificates of occupancy and a certificate from the architect that Tenant’s Work has been finally completed in accordance with the Final Plans. Tenant shall submit evidence of compliance with the foregoing requirements to Landlord following final completion and shall make the deliveries listed in Section 6c. Within thirty (30) days following Tenant making such submission and deliveries, Landlord shall pay to Tenant the Costs of Tenant’s Work up to the amount of the Allowance (as those terms are defined herein), as follows.

a.    Allowance. The Costs of Tenant’s Work shall be reimbursed by Landlord up to the amount of the Allowance; the Allowance shall not be used for trade fixtures, equipment or personal property. If any part of the Allowance is not used to pay Costs within 365 days of execution of the Lease, the unused part of the Allowance is forfeited and will not be available for any purpose, it being the responsibility of Tenant to plan the remodeling process to allow Tenant’s Work to be completed and Tenant’s right to reimbursement to be perfected by such date.

EXHIBIT C

b.    Costs. The “Costs” of Tenant’s Work are all hard and soft costs related to Tenant’s Work including but not limited to architectural plans, permits, and construction costs. Costs shall include the construction oversight fee of Landlord or its manager equal to 5% of all other Costs. Tenant shall pay all Costs as and when due.

c.    Default. No disbursement of the Allowance shall be due or paid at any time that an Event of Default exists.

11.    Construction Oversight. Landlord and its property manager shall have the right to conduct such construction oversight, as desired, and for this purpose shall at all times have access to the Premises. Landlord and/or its property manager (or designee) shall be given the schedule for all project meetings and shall have the right to attend all such meetings. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect the construction of Tenant’s Work from time to time during the progress thereof. If Landlord shall give Tenant written notice of faulty construction or any deviation from the Final Plans (except as approved in writing by Landlord), Tenant shall promptly make the necessary corrections to Landlord’s reasonable satisfaction. However, neither the right herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike performance of all Tenant’s Work in accordance with the requirements of this Work Letter. Notwithstanding any inspection or acceptance by Landlord of Tenant’s Work, or any portion thereof, Tenant acknowledges that Landlord’s sole interest in doing so is to protect the Building and Landlord’s interests. Accordingly, Tenant shall not rely upon Landlord’s inspections or approvals, and agrees that Landlord shall not be the guarantor of, nor responsible for, any of Tenant’s Work. Tenant shall be solely responsible for, and shall remedy, at Tenant’s sole expense, any and all defects in Tenant’s Work that may appear during or after the completion thereof, whether the same shall affect the Premises in particular or any part of the Building in general.

12.    Demising Work. Landlord shall perform the demising and other work described on Schedule 1 (the “Demising Work’’). Unless otherwise stated on Schedule 1, Landlord shall use building standard materials or other good quality materials selected by Landlord. Landlord shall perform the Demising Work at its cost without charge against the Allowance.

EXHIBIT C

Schedule 1

Demising Work

1.    Provide a separate electrical meter for the Premises

2.    Kitchen area work

•	Repair and close up the drop ceiling

•	Install sink and dishwasher connection where one previously existed

•	Demo and remove the old cabinetry

•	Repair the existing tile flooring

3.    Remove the existing racking in the areas shown below

EXHIBIT C

EXHIBIT D

Rules and Regulations

1.    No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, or printed or affixed on or to any part of a Building or Premises if visible from outside the Premises, without the prior written consent of Landlord. Tenant’s identification signs and lettering shall be in accordance with Landlord’s standard requirements for the Building unless otherwise approved in writing by Landlord, and shall be printed, painted, affixed, or inscribed at the expense of Tenant by a person approved by Landlord.

2.    Tenant shall not place or maintain any window covering, blinds or drapes on any window without Landlord’s prior written approval. A breach of this rule will directly and adversely affect the exterior appearance of a Building. Upon request by Landlord, Tenant shall remove any window covering, or any other item visible from outside the Premises, if installed or placed without Landlord’s written approval. In the event that the Premises are adjacent to the Building’s ground-floor lobby, then i) Tenant shall be responsible for maintaining the portion of the Premises which are visible through the lobby glass in a clean and orderly fashion consistent with a first-class office building, so as to maintain a professional appearance to the Premises and the Building; and ii) Tenant will maintain the blinds on the lobby glass in either a fully raised or fully closed position, with no object of any kind being placed on the lobby glass or between the lobby glass and the blinds.

3.    Use of any common loading dock or access driveway is on a nonexclusive basis. Tenant will not store any loading equipment at the loading dock or access driveway without Landlord’s consent. Tenant will not store any other items on the loading dock or access driveway and will not obstruct access to or use of the loading dock or access driveway by other lessees. Tenant will cause vehicles to be stopped at the loading dock or access driveway only during active periods of loading and will complete all loading activities expeditiously.

4.    The sidewalks, halls, passages, exits, entrances, elevators, escalators, and stairways shall not be obstructed by Tenant or used by it for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, escalators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of the Landlord might be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed so as to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business unless such persons are engaged in illegal activities or are creating a nuisance.

5.    Tenant shall be responsible for assuring that doors to the Premises are locked during non business hours. Such doors shall not be left open during business hours, except while moving furniture or other items in or out of the Premises, unless Landlord consents otherwise.

6.    The toilet rooms and urinals, wash bowls and other apparatus therein shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be placed therein; the expense of breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees, invitees, contractors or agents, shall have caused it.

EXHIBIT D

7.    Except as to normal pictures and furnishings, Tenant shall not mark, drive nails, screw or drill into partitions, woodwork or plaster or in any way deface the Premises or any part thereof. No boring, cutting or stringing of wires shall be permitted except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

8.    Tenant shall not use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein. Tenant shall not make or permit to be made any loud or disturbing noises or disturb or interfere with occupants of the Building or those having business with them whether by the use of any musical instrument, radio, phonograph, shouting or in any other manner. Tenant shall not throw anything out of doors or down the passageways.

9.    The Premises shall not be used for the storage of merchandise except as such storage may be incidental to the use of the Premises authorized by the Lease. No cooking shall be done or permitted in the Premises without Landlord’s consent, except that use by Tenant of Underwriter’s Laboratory approved refrigerators, microwave ovens or equipment for brewing coffee or similar beverages shall be permitted. Tenant shall not advertise for day laborers giving an address at the Premises. The Premises shall not be used for lodging or for any illegal purposes. Tenant shall not keep or maintain pets or animals of any type and shall not store or keep bicycles, mopeds or motorcycles in the Premises or the Building.

10.    Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or flammable or combustible fluid or material (except as otherwise expressly set forth in the Lease), or use any method of heating or air conditioning other than that supplied or permitted by Landlord.

11.    Upon termination of the Lease, Tenant shall deliver to Landlord all keys to its space, failing which Tenant shall pay Landlord the cost of replacing same or of changing the lock or locks.

12.    Subject to the terms and conditions of the Lease, specifically those governing Tenant’s access to the Premises, Landlord reserves the right to close and keep locked all entrances and exit doors of the Building on Saturdays, Sundays, legal holidays and on other days between non business hours, and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants (such hours are referred to as “After Hours”). Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same.

EXHIBIT D

13.    Tenant shall not canvass or solicit other tenants in the Building and Tenant shall cooperate to prevent any such canvassing and/or solicitation. Canvassing and peddling in the Building is prohibited. Tenant shall not obtain for use in the Premises food, beverage, shoe shine or other services except as expressly permitted by Landlord.

14.    Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, has no legitimate purpose to be in the Building, or is violating the rules and regulations of the Building.

15.    The requirements of Tenant will be attended to only upon application to Landlord’s designated property manager. Tenant acknowledges that employees of Landlord shall have no obligation to perform work for Tenant or do anything outside their regular duties for Tenant unless under special instructions from Landlord, and that no employee will have any obligation to admit any person (Tenant or otherwise) to any office of Landlord without specific instructions from Landlord.

16.    Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord, and Tenant shall also provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations.

17.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent, not to be unreasonably withheld, delayed or conditioned, and without execution of a separate License Agreement, acceptable to both parties, regarding the same. Tenant shall not interfere with broadcasting or reception of third parties from or in the Building or elsewhere. Notwithstanding anything herein to the contrary, Tenant shall have the right to maintain any apparatus currently existing on the roof of the Premises, and shall have all reasonable and necessary access thereto.

18.    Tenant shall store its trash and garbage within the Premises or in other facilities designated by Landlord. Tenant shall not place in any trash receptacle any material which cannot be disposed of in the ordinary practice of trash disposal. All trash and garbage disposal shall be made pursuant to past practice, subject to compliance with reasonable requirements imposed from time to time by Landlord.

19.    Bicycles may be parked only in the bicycle lockers and other bicycle areas, if any, located at the Project and designated by Landlord for bicycle storage by the employees of lessees of the Building. Bicycles are not allowed in the Building.

20.    The following parking rules apply:

20.1    Tenant shall not use more parking than stated in the Lease. Excess vehicles and vehicles improperly parked shall be subject to a fine and shall be subject to towing at the vehicle owner’s expense.

20.2    Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Building or for the exclusive use of other occupants of the Project. Only passenger vehicles may be parked in the parking areas.

EXHIBIT D

20.3    Parking stickers or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.

20.4    No overnight or extended term parking or storage of vehicles is permitted, except to the extent, if any, expressly stated in the Lease. No vehicle repairing, cleaning or servicing is permitted.

20.5    Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “No Parking” signs are posted; (d) on ramps; (e) in cross-hatched areas (if any); (f) in loading areas; and (g) in such other areas as may be designated by Landlord from time to time.

20.6    All responsibility for damage, loss or theft to a vehicle and the contents thereof is assumed by the person parking the vehicle and Landlord has no liability for the same.

20.7    All directional signs and arrows must be observed. The speed limit within all parking areas shall be 5 miles per hour.

20.8    Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Building rules.

20.9    Tenant shall acquaint its parkers with these Parking Rules and Regulations. Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Building rules applicable to the parking areas. Any violation of such rules shall subject the vehicle to removal, at such person’s expense.

20.10    A third party may own, operate or control the parking areas, and such party may enforce these Building rules relating to parking. Tenant will obey any additional rules and regulations governing parking which may be imposed by the parking operator or any other person controlling the parking areas serving the Building that do not materially adversely affect the use of the parking area by Tenant and its employees and visitors.

21.    Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

22.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

EXHIBIT D

23.    Landlord reserves the right to make such other and commercially reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety, security, care or cleanliness of the Property or for the preservation of good order therein. Tenant agrees to abide by the Rules and Regulations hereinabove stated and any additional reasonable and non-discriminatory rules and regulations which are adopted.

24.    Tenant shall be responsible for the observance of all of the foregoing rules of Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT D

EXHIBIT E

Acceptance Letter

[date]

Parkway Woods Business Park, LLC

c/o ScanlanKemperBard Companies

810 NW Marshall Street, Suite 300

Portland, Oregon 97209

RE:	Lease Dated:
	Landlord:	Parkway Woods Business Park, LLC
Tenant:
Premises:

Gentlemen:

The undersigned, Tenant under the above-described Lease, hereby confirms, as of the date hereof, the following:

1.    That it is in full and complete possession of the Premises, such possession having been delivered by Landlord and having been accepted by the undersigned.

2.    That the improvements and space required to be furnished by the terms of the Lease have been completed in all respects to the satisfaction of the undersigned and are open for the use of, the undersigned, its employees and invitees.

3.    That all duties of an inducement nature required of Landlord in said Lease have been fulfilled.

4.    That said Lease is in full force and effect; that there are no existing defaults on the part of the Landlord under the terms thereof.

5.    That said Lease has not been amended, modified, supplemented or superseded except as follows:

6.    That no rents have been prepaid except as provided by said Lease.

EXHIBIT E

7.    That the rents provided in said Lease commenced to accrue and the Commencement Date occurred, on                 ,         , and the Expiration Date shall be                 ,         .

Very truly yours,

(Tenant)

By:
(Title)

EXHIBIT E

EXHIBIT F

Letter of Credit

1.    Description. Tenant agrees to provide to Landlord, upon execution of this Lease, an irrevocable standby letter of credit issued by a bank approved by Landlord. The letter of credit shall be in the form attached to this Exhibit F as Schedule 1. If a renewal or replacement letter of credit is required hereunder, Tenant shall provide such renewal or replacement letter of credit in the same form or in such other form as is required by Landlord, in its sole discretion. The letter of credit required hereunder from time to time is referred to as the “Letter of Credit”. Tenant shall cause the Letter of Credit to meet the following requirements.

a.    Term. The term of the Letter of Credit shall not expire earlier than the ninety-fifth (95th) day after the Expiration Date of the Lease Term. The initially established expiry shall be the ninety-fifth (95th) day following the initially estimated Expiration Date. Within ten (10) days following written notice from Landlord stating that Landlord has determined that the actual Commencement Date is later than the Commencement Date set forth in the Basic Lease Terms and that the Expiration Date is therefore later, Tenant shall deliver to Landlord an amendment to the Letter of Credit resetting the expiry of the Letter of Credit to that day which is the ninety-fifth (95th) day after the redetermined Expiration Date, or shall provide a replacement Letter of Credit setting forth such later expiry.

b.    Amount. The amount of the Letter of Credit shall be $725,000.00. If, but only if, no Event of Default shall have occurred hereunder, no draw has been made under the Letter of Credit, and Tenant is not a debtor in a bankruptcy proceeding, then Landlord will comply with requests made by Tenant in writing that the amount of the Letter of Credit be reduced by $200,000.00 on the ninety-fifth (95th) day following each of the twelfth (12th), twenty-fourth (24th) and thirty-sixth (36th) full calendar month following the Commencement Date of the Lease, and by an additional $50,000.00 on the ninety-fifth (95th) day following the forty-eighth (48th) full calendar month following the Commencement Date of the Lease; the amount of the Letter of Credit shall not be reduced below $75,000.00.

c.    Draws. The Letter of Credit shall expressly allow for Landlord to draw all or any part of the amount of the Letter of Credit at sight. The Letter of Credit shall state that Landlord may draw the same at the office of the issuing bank located in Portland, Oregon (unless Landlord, in its sole discretion, accepts a Letter of Credit that specifies a different U.S. City), and shall specify the address of the same.

d.    Assignment. The Letter of Credit shall specifically allow for assignment and transfer by Landlord of the Letter of Credit or its proceeds, absolutely or for security purposes, without payment of any fee or other conditions.

e.    Payment. The Letter of Credit shall state that Landlord shall have the right to draw the full amount of the Letter of Credit or any part of such amount, and that such amount shall be immediately paid to Landlord, upon presentation of a sight draft submitted to the bank by Landlord accompanied by a certificate from Landlord stating that Landlord has the right to draw upon this letter of credit based upon the terms of the Lease dated                  [insert

EXHIBIT F

date of this Lease]. No other or further condition to payment shall be stated in the Letter of Credit nor shall apply to the Letter of Credit. The Letter of Credit shall contain a provision whereby the bank agrees to pay the sight draft or give to Landlord written notice of all discrepancies and grounds for nonpayment on the date of presentation.

f.    Issuer. The Letter of Credit shall be issued by a bank acceptable to Landlord in its discretion. Tenant shall obtain the prior written approval of Landlord with respect to the issuer.

g.    Charges. The Letter of Credit shall state that all charges under the Letter of Credit, including but not limited to transfer fees, will be paid by Tenant, and that payment of the same is not a condition to the exercise of any right of Landlord.

h.    The Letter of Credit shall state that it is governed by ISP98 (ICC Publication No. 590).

2.    Right to Draw Funds. Landlord shall have the right to draw all or any portion of the Letter of Credit if an Event of Default occurs. Landlord shall also have the right to draw all or a portion of the Letter of Credit in the event a failure by Tenant occurs or any condition exists which would constitute an Event of Default after Landlord gives to Tenant notice of such failure and/or a time period to cure such failure expires, but, by reason of Tenant being or becoming a debtor in a bankruptcy proceeding or otherwise, (a) Landlord is unable to give such notice, or (b) the cure period will expire after Tenant becomes a debtor in such bankruptcy proceeding.

a.    Proceeds. In the event funds represented by the Letter of Credit are paid to Landlord, Landlord shall have the right to use such proceeds to correct any Event of Default by Tenant and/or to compensate Landlord for any damages related to such Event of Default; any remaining proceeds shall be added to and held as part of the Security Deposit pursuant to Section 21.2 of the Lease. Tenant shall immediately provide a replacement Letter of Credit in the amount drawn under the Letter of Credit. Tenant shall have no right to direct the application of any proceeds of any Letter of Credit. No drawing of the Letter of Credit nor application of any proceeds drawn, and no acceptance of a payment of money to be held as part of the Security Deposit or of a replacement Letter of Credit, shall be a waiver of any Event of Default by Tenant nor a waiver of any other right or remedy of Landlord.

b.    Letter of Credit Failures. The following events shall each be Events of Default not subject to any notice, grace, or cure provisions of this Lease. If any such Event of Default occurs, Landlord shall be entitled, without waiver of the Event of Default or of other rights or remedies, to exercise all remedies for such Event of Default, including the right to draw any Letter of Credit immediately. Tenant shall, within five (5) days of any such draw, provide a replacement Letter of Credit. The Events of Default not subject to notice, grace, or cure are:

(1)    The bank issuing the Letter of Credit becomes insolvent, closes, is placed under regulatory supervision, or receives a lower rating than is the case at the time Landlord approves such bank as the issuer.

(2)    Tenant fails to deliver the Letter of Credit or any renewal or replacement Letter of Credit as and when required.

EXHIBIT F

(3)    Tenant delivers any Letter of Credit which does not conform strictly to the requirements of this Lease.

(4)    In the event Landlord separately consents to a Letter of Credit with an expiry earlier than that otherwise required hereunder, such Letter of Credit shall provide that the same shall automatically renew for one year periods until at least the expiry required hereunder unless the bank gives written notice of nonrenewal at least sixty (60) days prior to an annual renewal date; in the event the bank gives such notice of nonrenewal, the same shall be an Event of Default hereunder.

(5)    In the event Landlord separately consents to a Letter of Credit with an expiry as otherwise required hereunder but which states that notice of early expiration of the Letter of Credit may be given, then such Letter of Credit shall require at least sixty (60) days’ prior written notice to Landlord of early expiration, which notice shall be effective only upon an anniversary of the issuance date of the Letter of Credit, which anniversary must occur on or after the sixtieth day following the giving of such notice of early expiration. If any such notice of early expiration shall be given by the bank, the same shall be an Event of Default hereunder.

3.    Interim Return. By reason of operation of the above provisions of this Section, Landlord may hold a cash Security Deposit and a Letter of Credit, or two Letters of Credit, in either ease for a total sum greater than the total otherwise required hereunder. If such a circumstance occurs, Landlord shall agree to reduce the Security Deposit, and/or to accept a replacement Letter of Credit or amendment to the Letter of Credit, such that the combination of the Letter of Credit proceeds held as a Security Deposit and the Letter of Credit equals the amount otherwise required hereunder. If this occurs, Landlord shall have the right, in its sole discretion, to determine the mix of the cash Security Deposit and the Letter of Credit to equal such total. Tenant may make written request for such reduction if but only if all of the following conditions are met:

a.    No Event of Default exists; and

b.    No failure on the part of Tenant exists or has occurred which, together with notice, passage of time, or both, would constitute an Event of Default.

Following receipt of such request made at a time when the above conditions are satisfied, Landlord shall provide to Tenant written notice of the adjustment which Landlord will accept to the cash Security Deposit and/or Letter of Credit then held by Landlord, specifying the cash or Letter of Credit (or amendment) to be delivered by Tenant and the cash or Letter of Credit to be surrendered by Landlord. Such adjustment will require Tenant to deliver cash, an amendment to any Letter of Credit then held by Landlord, and/or an additional or replacement Letter of Credit. Tenant shall make the required delivery to Landlord. After such delivery is made to Landlord, Landlord shall surrender to Tenant the specified cash and/or Letter of Credit on the ninety fifth (95th) day after Tenant completes its deliveries if but only if the following conditions are then met:

(a)    Tenant is not a debtor in a bankruptcy proceeding;

(b)    No Event of Default exists;

EXHIBIT F

(c)    No failure on the part of Tenant exists or has occurred which, together with notice, passage of time, or both, would constitute an Event of Default;

(d)    This Lease shall have been free from any Event of Default for a period of ninety (90) days; and

(e)    This Lease or Tenant’s right of possession shall not have been terminated.

EXHIBIT F

Schedule 1

Form of Letter of Credit

EXHIBIT F

FIRST REPUBLIC BANK It’s a privilege to serve you® APPLICATION, REIMBURSEMENT AGREEMENT AND SECURITY AGREEMENT (Standby Letter of Credit) THE APPLICANT SIGNING BELOW HEREBY REQUESTS THAT FIRST REPUBLIC BANK (“ISSUING BANK”) ISSUE AN IRREVOCABLE STANDBY LETTER OF CREDIT (THE “CREDIT”) ON SUBSTANTIALLY THE TERMS CONTAINED IN THIS APPLICATION (“APPLICATION”). TO (Issuing Office): First Republic Bank DATE: 111 Pine Street 08/28/2017 San Francisco, CA 94111 APPLICANT (Name and Address): BENEFICIARY (Name and Address): ESS Tech, Inc. 26440 SW Parkway Ave Wilsonville, OR 97070-9227 Parkway Woods Business Park, LLc c/o ScanlanKemperBard Companies 810 NW Marshal Street, Suite 300 Portland, OR 97200 Attn: Asset Manager, Parkway Woods AMOUNT (In words and In figures): AVAILABILITY: Draft(s) drawn at sight on Issuing Bank may be presented at the following location. $725,000.00 Seven hundred and twenty five thousand US Dollars San Francisco, CA PARTIAL DRAWINGS (If not checked, partial drawings are not permitted): Partial drawings under the Credit are permitted. (More than one draft may be drawn) TRANSFERABILITY (If not checked, the Credit will not be transferable): PLACE OF EXPIRATION: The Credit is transferable The Credit will expire at the Issuing Office. EXPIRATION DATE (check only one of the following): Expiration Date (no automatic renewal) Initial Expiration Date (one year from issuance date) to be automatically extended every year with a final Expiration Date of 02/28/2025 unless a non-extension notice is delivered by Issuing Bank to Beneficiary no less than 60 calendar days before expiration. DOCUMENTS: The documents required by Issuing Bank for a draw on the Credit are as follows: (1) THE ORIGINAL CREDIT PLUS All EXECUTED WRITTEN AMENDMENTS; AND (2) A DRAWING CERTIFICATE IN THE FORM OF EXHIBIT A TO THE SAMPLE CREDIT ATTACHED TO THIS APPLICATION (Attach sample Ctedlt with all exhibits). OPTIONAL: CHECK IF BENEFICIARY PREFERS THE DRAWING CERTIFICATE TO REFERENCE SPECIFIC AGREEMENT/LEASE BETWEEN APPLICANT AND BENEFICIARY (Please provide exact wording on attached additional sheet, labeled as attachments to this Application). SPECIAL INSTRUCTIONS (Attach additional signed sheet(s), If necessary, labeled as attachments to this Application): TRANSMISSION OF CREDIT: The Credit will be sent to Beneficiary by overnight delivery unless otherwise requested under Special instructions. BY SIGNING THIS APPLICATION, APPLICANT: (A) ACKNOWLEDGES AND AGREES THAT THE CREDIT, IF ISSUED, WILL BE ISSUED SUBJECT TO THE TERMS AND CONDITIONS OF THE IRREVOCABLE STANDBY LETTER OF CREDIT CONTAINED HEREIN (THE “TERMS AND CONDITIONS”): (B) AGREES TO THE TERMS AND CONDITI0NS, INCLUDING ISSUING BANK’S SCHEDULE OF FEES REFERENCED THEREIN AS THE SAME MAY BE AMENDED BY ISSUING BANK FROM TIME TO TIME; AND (C) REPRESENTS AND WARRANTS THAT THIS APPLICATION WAS DULY AUTHORIZED EXECUTED BY APPLICANT AS OF THE DATIE FIRST SET FORTH ABOVE. Print or Type Name of Applicant: Signature Print or Type Name of Signatory and Title (If applicable): President & CEO Craig Evans Signature Print or Type Name of Signatory and Title (if applicable): Signature Print or Type Name of Signatory and Title (lf applicable): (Issuing Bank to complete) Letter of Credit No. #77-596327-7 Obligor No. #0210703117 Application, Reimbursement Agreement and Security Agreement Standby Letter of Credit FRB 423 E - rev. 09.10.15 *2601*

TERMS AND CONDITIONS OF IRREVOCABLE STANDBY LETTER OF CREDIT
1. When Applicant delivers Applicant’s duly executed Application to Issuing Bank, Issuing Bank will begin considering Applicant’s request for the proposed Credit. Applicant acknowledges and agrees that Issuing Bank is under no obligation to grant the Credit. Applicant waives Issuing Bank’s formal acceptance of these Terms and Conditions.
2. Applicant will reimburse or pay Issuing Bank, on demand in U.S. Dollars: (a) the entire amount required to repay in full each draft or drawing paid by Issuing Bank in respect of the Credit; and (b) interest, on the amount disbursed by Issuing Bank to pay each draft or drawing and on any other amount not repaid when due hereunder by Applicant, at a fluctuating per annum rate equal for any day to the Prime Rate most recently published in the Wall Street Journal plus 5.00% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall accrue from the date of payment by Issuing Bank of the draft or drawing (or, if applicable, due date of any other amount owing by Applicant hereunder) to the date of repayment.
3. Applicant will pay Issuing Bank, on demand, Issuing Bank’s commission and fees pursuant to the Schedule of Fees attached hereto and incorporated herein by this reference, interest where chargeable, and all charges, expenses (including reasonable attorneys’ fees), taxes and fees paid or incurred by Issuing Bank in connection with the Credit and the enforcement of Issuing Bank’s rights hereunder. All such amounts, once paid, are non-refundable.
4. Applicant agrees to hold Issuing Bank and its agents harmless against and reimburse them for any claim, loss, liability, cost or damage (including attorneys’ fees) arising from or in connection with the Credit. If any law or regulation or the interpretation thereof by any court or administrative or governmental authority shall either (a) impose, modify or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Issuing Bank or (b) impose on Issuing Bank any insurance premium or other condition regarding the Credit, and the result shall be to increase the costs of issuing or maintaining the Credit over that which Issuing Bank assumed in determining its fees as provided for above, then, upon written notice and demand by Issuing Bank, Applicant shall pay to Issuing Bank, from time to time as specified by Issuing Bank, additional amounts which shall be sufficient to compensate Issuing Bank for such increased cost.
5. The Credit will be subject to and governed by the International Standby Practices 1998 of the International Chamber of Commerce, Publication 590, or to any subsequent version of such publication as in effect on the date hereof (“ISP98”). Issuing Bank shall not be responsible for: the sufficiency, validity or genuineness of documents (Including forgeries and fraud); any error, omission or delay in giving or failing to give notices or transmit messages; the validity or sufficiency of any endorsements. Any action taken, or any failure to act, by Issuing Bank with respect to the Credit or the related instruments, documents or property, If in good faith, shall be binding on Applicant and shall not place Issuing Bank under any liability to Applicant or others.
6. As security for the payment and performance in full of all of Applicant’s obligations and liabilities in respect hereof and the Credit, Applicant grants to Issuing Bank a continuing security interest in and lien upon the following cash collateral account maintained with Issuing Bank (and all amounts and other assets at any time maintained in or credited to such account).
“Collateral Account” No. 50009288176
Applicant hereby authorizes and directs Issuing Bank, to debit the Collateral Account or Applicant’s following cash account maintained with Issuing Bank, to satisfy Applicant’s reimbursement and/or payment obligations hereunder, such debit to constitute Issuing Bank’s demand for reimbursement or payment (as applicable).
“Auto Debit Account” No. 80001686519
7. If Applicant is an entity, Applicant hereby certifies that: (a) its board of directors or other governing body has duly authorized: (i) the representative(s) signing the Application to execute and deliver the Application to Issuing Bank; and (ii) Applicant to borrow money and to obtain the Credit from Issuing Bank and to reimburse Issuing Bank for all amounts paid by Issuing Bank in connection with the Credit, all on terms agreed to from time to time, to grant security for all obligations owing to Issuing Bank related to the Credit and these Terms and Conditions, and to execute and deliver such documents, and take such other actions, as are necessary or appropriate in connection with the performance of its obligations under these Terms and Conditions and the Credit; and (b) any and all resolutions as are required by Applicant’s charter documents respecting the foregoing are and remain in full force and effect and that Issuing Bank is authorized to rely thereon.
8. Each of the following shall constitute an “Event of Default” by Applicant with respect to the Credit and these Terms and Conditions: (a} if any of the obligations or liabilities of Applicant to Issuing Bank hereunder are not paid or performed when due or declared due; (b) if Applicant becomes insolvent; (c) If a petition is filed by or against Applicant for any relief under any bankruptcy laws or any law relating to the relief of debtors; (d) if any governmental authority, receiver or court takes possession of or exercises control over all or any substantial part of the property or assets of Applicant; or (e) if Issuing Bank in good faith deems itself insecure at any time. Upon the occurrence of an Event of Default, unless Issuing Bank (In its sole discretion) shall otherwise elect. any and all obligations and liabilities of Applicant to Issuing Bank, whether now existing or hereunder incurred, shall become due and payable without notice and Issuing Bank may exercise any and all rights and remedies available to it under applicable law or in equity (including all rights and remedies of a secured party under Article 9 or Division 9 (as applicable) of the applicable Uniform Commercial Code).
9. PATRIOT ACT NOTICE: U.S. Federal laws require all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Issuing the Credit is considered to be opening an account and will require compliance with these Federal laws.
10. SUBJECT TO SECTION 4 HEREOF, THE CREDIT AND THESE TERMS AND CONDITIONS SHALL BE GOVERNED BY THE INTERNAL LAWS OF (CHECK ONLY ONE OF THE FOLLOWING): CALIFORNIA NEW YORK MASSACHUSETTS. NOTWITHSTANDING THE LAW GOVERNING THE CREDIT AND THESE TERMS AND CONDITIONS, EACH OF APPLICANT AND ISSUING BANK HEREBY IRREVOCABLY: (A) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN THE CITY AND COUNTY OF SAN FRANCISCO, CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT OR THESE TERMS AND CONDITIONS; (B) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN ANY SUCH COURT; (C) AGREES THAT IT SHALL NOT SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF OR OTHERWISE RELATED TO THE CREDIT OR THESE TERMS AND CONDITIONS; AND (D) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO ANY SUCH JURY TRIAL AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY SUCH PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.
Application. Reimbursement Agreement and Security Agreement - Streamline SBLC

APPLICATION, REIMBURSEMENT AGREEMENT AND SECURITY AGREEMENT
(Standby Letter of Credit)
SCHEDULE OF FEES
ISSUANCE FEE: $1,000.00 (% of Credit Amount or $ minimum)
RENEWAL FEE (if applicable): $500.00 (% of Credit Amount or $ minimum)
DRAW FEE: $500.00
DOCUMENTATION FEE: $ $500.00
TRANSFER FEE (If applicable): $500.00 (% of Credit Amount or $ minimum)
REDUCTION FEE: $260.00
IN-HOUSE LEGAL REVIEW FEE: $ 0
OTHER: $0
FOR DDA ACCOUNT IN NAME OF APPLICANT
Applicant and Issuing Bank hereby agree that if the auto-debit arrangement for the Auto Debit Account set forth in Paragraph 6 of this Application is terminated by the Applicant (which termination shall be in writing), the renewal fee indicated above shall increase by one-half of one percent (0.50%) effective as of the first annual renewal following the date of such termination.
FOR DDA ACCOUNT IN NAME OF THIRD PARTY
Applicant and Issuing Bank hereby agree that if the auto-debit arrangement for the “Account” set forth in the Third-Party Authorization to Charge Account (“Authorization”) executed by Applicant, Issuing Bank and (“Account Holder”) is terminated by Applicant or Account Owner (which termination shall be in writing as provided in the Authorization), the renewal fee indicated above shall increase by one-half of one Percent (0.50%) effective as of the first annual renewal following the date of such termination.
Applicant’s Name: Craig Evans
IMPORTANT INFORMATION ABOUT OPENING A NEW ACCOUNT, LOAN OR OTHER CREDIT TRANSACTION AT FIRST REPUBLIC BANK
To help the United States Government fight terrorism and money laundering, Federal law requires us to obtain, verify and record information that identifies each person and entity that opens an account. What this means for you: when you open an account. we will ask for your name, street address, date of birth, and an identification number such as a Social Security Number or tax identification number, that Federal law requires us to obtain. We may also request your driver’s license or other identifying documents such as articles of incorporation, a business license, or estate documents. We will also request identifying documents and information for the principals and authorized signers involved in the business or entity.

Application, Reimbursement Agreement and Security Agreement - Streamline SBLC